                                  $400,000,000


                                CREDIT AGREEMENT


                                  dated as of


                                 June 27, 1994


                                     among


                       United States Surgical Corporation


                             The Banks Party Hereto


                   Morgan Guaranty Trust Company of New York
                             as Documentation Agent

                                      and


              NationsBank of North Carolina, National Association
                            as Administrative Agent




                                  Arranged By:

                          J.P. Morgan Securities, Inc.
                                as Lead Arranger

                              BA Securities, Inc.
                                 as Co-Arranger

                                      and

                       NationsBanc Capital Markets, Inc.
                                 as Co-Arranger

                               TABLE OF CONTENTS*


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                                         ARTICLE I
                                        DEFINITIONS


SECTION 1.01    Definitions.  . . . . . . . . . . . . . . . . . . . . . . . . . . .         1
        1.02    Accounting Terms and Determinations . . . . . . . . . . . . . . . .        17




                                         ARTICLE II
                                        THE CREDITS


SECTION 2.01    Commitments to Lend . . . . . . . . . . . . . . . . . . . . . . . .        18
        2.02    Method of Borrowing . . . . . . . . . . . . . . . . . . . . . . . .        18
        2.03    Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        20
        2.04    Mandatory Termination of Commitments;
                Maturity of Loans . . . . . . . . . . . . . . . . . . . . . . . . .        20
        2.05    Interest Rates  . . . . . . . . . . . . . . . . . . . . . . . . . .        20
        2.06    Method of Electing Interest Rates . . . . . . . . . . . . . . . . .        25
        2.07    Commitment Fees . . . . . . . . . . . . . . . . . . . . . . . . . .        27
        2.08    Optional Termination or
                Reduction of Commitments  . . . . . . . . . . . . . . . . . . . . .        27
        2.09    Optional Prepayments  . . . . . . . . . . . . . . . . . . . . . . .        27
        2.10    Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . .        28
        2.11    General Provisions as to Payments . . . . . . . . . . . . . . . . .        36
        2.12    Funding Losses  . . . . . . . . . . . . . . . . . . . . . . . . . .        37
        2.13    Computation of Interest, Fees and
                Commissions . . . . . . . . . . . . . . . . . . . . . . . . . . . .        37
        2.14    Termination of Existing
                Bilateral Loan Agreements . . . . . . . . . . . . . . . . . . . . .        38





- - ---------------------------------
   * The Table of Contents is not a part of this Agreement.

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                                             ARTICLE III
                                             CONDITIONS


SECTION 3.01    Closing. . . .  . . . . . . . . . . . . . . . . . . . . . . . . . .        38
        3.02    Borrowings; Issuances and
                Extensions of Letters of Credit . . . . . . . . . . . . . . . . . .        39



                                             ARTICLE IV
                                   REPRESENTATIONS AND WARRANTIES


SECTION 4.01    Corporate Existence and Power . . . . . . . . . . . . . . . . . . .        40
        4.02    Corporate and Governmental
                Authorization; No Contravention . . . . . . . . . . . . . . . . . .        40
        4.03    Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . .        41
        4.04    Financial Information . . . . . . . . . . . . . . . . . . . . . . .        41
        4.05    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .        41
        4.06    Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . . .        42
        4.07    Environmental Matters . . . . . . . . . . . . . . . . . . . . . . .        42
        4.08    Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        43
        4.09    Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . .        43
        4.10    Not an Investment Company.  . . . . . . . . . . . . . . . . . . . .        43
        4.11    Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . .        43
        4.12    Other Existing Debt Documents . . . . . . . . . . . . . . . . . . .        44
        4.13    No Default under Other Agreements . . . . . . . . . . . . . . . . .        44
        4.14    Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . .        44


                                             ARTICLE V
                                             COVENANTS


SECTION 5.01    Information . . . . . . . . . . . . . . . . . . . . . . . . . . . .        45
        5.02    Payment of Obligations  . . . . . . . . . . . . . . . . . . . . . .        48
        5.03    Maintenance of Property; Insurance  . . . . . . . . . . . . . . . .        49
        5.04    Conduct of Business and
                Maintenance of Existence  . . . . . . . . . . . . . . . . . . . . .        49
        5.05    Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . .        50
        5.06    Inspection of Property,
                Books and Records . . . . . . . . . . . . . . . . . . . . . . . . .        50
        5.07    Minimum Consolidated Net Worth  . . . . . . . . . . . . . . . . . .        51
        5.08    Leverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . .        51
        5.09    Fixed Charge Coverage . . . . . . . . . . . . . . . . . . . . . . .        51
        5.10    Negative Pledge . . . . . . . . . . . . . . . . . . . . . . . . . .        51
        5.11    Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . .        53

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        5.12    Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . .        53
        5.13    Dividends and Common Stock Payments . . . . . . . . . . . . . . . .        53
        5.14    Limitation on Subsidiary Debt . . . . . . . . . . . . . . . . . . .        54
        5.15    Asset Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . .        55
        5.16    Consolidations and Mergers  . . . . . . . . . . . . . . . . . . . .        55
        5.17    Transactions with Affiliates  . . . . . . . . . . . . . . . . . . .        56
        5.18    Prepayment of Other Debt  . . . . . . . . . . . . . . . . . . . . .        56
        5.19    Other Existing Debt Documents . . . . . . . . . . . . . . . . . . .        57
        5.20    Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . .        57


                                                ARTICLE VI
                                                DEFAULTS


SECTION 6.01    Events of Default . . . . . . . . . . . . . . . . . . . . . . . . .        58
        6.02    Notice of Default . . . . . . . . . . . . . . . . . . . . . . . . .        61
        6.03    Notice of Termination . . . . . . . . . . . . . . . . . . . . . . .        61


                                                ARTICLE VII
                                                THE AGENTS


SECTION 7.01    Appointment and Authorization . . . . . . . . . . . . . . . . . . .        62
        7.02    Agents and Affiliates.  . . . . . . . . . . . . . . . . . . . . . .        62
        7.03    Action by Agents  . . . . . . . . . . . . . . . . . . . . . . . . .        62
        7.04    Consultation with Experts;
                Attorneys in Fact.  . . . . . . . . . . . . . . . . . . . . . . . .        62
        7.05    Liability of Agents . . . . . . . . . . . . . . . . . . . . . . . .        63
        7.06    Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . .        63
        7.07    Credit Decision . . . . . . . . . . . . . . . . . . . . . . . . . .        64
        7.08    Successor Agents  . . . . . . . . . . . . . . . . . . . . . . . . .        64
        7.09    Administrative Agent's Fee  . . . . . . . . . . . . . . . . . . . .        64
        7.10    Arrangers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        64


                                               ARTICLE VIII
                                         CHANGE IN CIRCUMSTANCES


SECTION 8.01  Basis for Determining Interest
                Rate Inadequate or Unfair . . . . . . . . . . . . . . . . . . . . .        65
        8.02    Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        65
        8.03    Increased Cost and Reduced Return . . . . . . . . . . . . . . . . .        66
        8.04    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        68
        8.05    Base Rate Loans Substituted for
                Affected Fixed Rate Loans . . . . . . . . . . . . . . . . . . . . .        70

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                                               ARTICLE IX
                                              MISCELLANEOUS


SECTION 9.01    Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        71
        9.02    No Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        72
        9.03    Expenses; Indemnification . . . . . . . . . . . . . . . . . . . . .        72
        9.04    Sharing of Set-Offs . . . . . . . . . . . . . . . . . . . . . . . .        72
        9.05    Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . .        73
        9.06    Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . .        73
        9.07    Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . .        75
        9.08    Collateral  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        76
        9.09    Governing Law; Submission to
                Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . .        76
        9.10    Counterparts; Integration;
                Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . . . .        77
        9.11    WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . .        77
        9.12    COMMERCIAL TRANSACTION;
                WAIVER OF RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . .        77


Commitment Schedule

Pricing Schedule

Exhibit A -   Note

Exhibit B -   Opinion of Counsel for the Borrower

Exhibit C -   Opinion of Special Counsel for the
                 Documentation Agent

Exhibit D -   Assignment and Assumption Agreement

Exhibit E -   Calculation of Funding Losses

Exhibit F -   List of Borrower's Active Subsidiaries

Exhibit G -   List of Disclosure Documents

Exhibit H -   List of Existing Liens Securing Debt

                                CREDIT AGREEMENT



         AGREEMENT dated as of June 27, 1994 among UNITED STATES SURGICAL CORPORATION, the BANKS party hereto, MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Documentation Agent, and NATIONSBANK OF NORTH CAROLINA, NATIONAL ASSOCIATION, as Administrative Agent.

         WHEREAS, each of the Banks listed on the signature pages hereof (except Corestates Bank, N.A.) is party to a separate bilateral loan agreement with the Borrower; and

         WHEREAS, the Borrower wishes to replace such bilateral loan agreements with the syndicated credit facility provided for herein and to be able to obtain letters of credit as well as revolving credit loans hereunder;

         NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS


         SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

         "Adjusted CD Rate" has the meaning set forth in Section 2.05(b).

         "Adjusted Consolidated Net Income" means, for any period, the consolidated net income of the Borrower and its Consolidated Subsidiaries for such period minus dividends on the Borrower's outstanding preferred stock accrued or paid with respect to such period.

         "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.05(c).

         "Administrative Agent" means NationsBank, in its capacity as Administrative Agent for the Banks hereunder, and its successors in such capacity.

         "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent, duly completed by such Bank and submitted to the Administrative Agent (with a copy to the Borrower).

         "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a "Controlling Person") or
(ii) any Person which is controlled by or is under common control with a Controlling Person; provided that the term "Affiliate" shall not include (i) the Borrower, (ii) any Subsidiary or (iii) any Person in which the Borrower or a Subsidiary owns an equity interest if none of the other equity interests in such Person are owned directly or indirectly by an Affiliate. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agents" means the Administrative Agent and the Documentation Agent.

         "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

         "Arrangers" means J.P. Morgan Securities, Inc., in its capacity as Lead Arranger of the credit facility provided hereunder, and BA Securities, Inc. and NationsBanc Capital Markets, Inc., in their respective capacities as Co-Arrangers of the credit facility provided hereunder.

         "Assessment Rate" has the meaning set forth in Section 2.05(b).

         "Asset Sale" means any sale of any asset by the Borrower or any Subsidiary, excluding sales of inventory and used, surplus or worn out equipment in the ordinary course of business.

         "Assignee" has the meaning set forth in Section 9.06(c).

         "Bank" means each bank or other institution listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.

         "Bank of America" means Bank of America National Trust and Savings Association.

         "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

         "Base Rate Loan" means (i) a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article VIII or (ii) an overdue amount which was a Base Rate Loan immediately before it became overdue.

         "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

         "Borrower" means United States Surgical Corporation, a Delaware corporation, and its successors.

         "Borrower's 1993 Form 10-K" means the Borrower's annual report on Form 10-K for the year ended December 31, 1993, as filed with the Securities and Exchange Commission pursuant to the Exchange Act.

         "Borrower's Latest Form 10-Q" means the Borrower's quarterly report on Form 10-Q for the quarter ended March 31, 1994, as filed with the Securities and Exchange Commission pursuant to the Exchange Act.

         "Borrowing" means a borrowing hereunder consisting of Loans which are made to the Borrower at the same time by the Banks pursuant to Article II and (except for Base Rate Loans) have the same initial Interest Period. A Borrowing is a "Domestic Borrowing" if such Loans are Domestic Loans or a "Euro-Dollar Borrowing" if such Loans are Euro-Dollar Loans. A Domestic Borrowing is a "CD Borrowing" if such Domestic Loans are CD Loans or a "Base Rate Borrowing" if such Domestic Loans are Base Rate Loans.

         "CD Base Rate" has the meaning set forth in Section 2.05(b).

         "CD Loan" means (i) a Loan which bears interest at a CD Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or
(ii) an overdue amount which was a CD Loan immediately before it became overdue.

         "CD Margin" has the meaning set forth in Section 2.05(b).

         "CD Rate" means a rate of interest determined pursuant to Section 2.05(b) on the basis of an Adjusted CD Rate.

         "CD Reference Banks" means Bank of America, Morgan and NationsBank.

         "Closing Date" means the date on or after the Effective Date on which the Documentation Agent shall have received all the documents and other items specified in or pursuant to Section 3.01.

         "Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on the Commitment Schedule attached hereto (or, in the case of an Assignee, the portion of the transferor Bank's Commitment assigned to such Assignee pursuant to Section 9.06(c)), in each case as such amount may be reduced from time to time pursuant to Section 2.08 or changed as a result of an assignment pursuant to Section 9.06(c).

         "Common Stock Dividend" means any dividend or other distribution on any shares of the Borrower's common stock (except dividends payable solely in shares of its common stock and dividends consisting solely of rights to acquire shares of its common stock).

         "Common Stock Payment" means any payment on account of the purchase, redemption, retirement or acquisition of (i) any shares of the Borrower's common stock or (ii) any option, warrant or other right to acquire shares of the Borrower's common stock; provided that, if pursuant to the Borrower's stock option plans, an optionee surrenders shares of the Borrower's common stock in payment of the exercise price of options then being exercised by such optionee, the acquisition by the Borrower of the shares so surrendered shall not constitute a "Common Stock Payment".

         "Consolidated Capital Expenditures" means, for any period, the gross amount of all additions to property, plant and equipment of the Borrower and its Consolidated Subsidiaries for such period; provided that, if the Borrower acquires a going concern business, "Consolidated Capital Expenditures" shall not include (i) the book value of the property, plant and equipment of such business immediately before such acquisition or (ii) the amount by which such property, plant and equipment are written up in connection with such acquisition, except to the extent (if any) that the amounts referred to in the foregoing clauses (i) and (ii) are attributable to expenditures made in contemplation of such acquisition.

         "Consolidated Debt" means at any date the sum of all Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

         "Consolidated EBITDA" means, for any period, the sum of (i) the consolidated net income of the Borrower and its Consolidated Subsidiaries for such period (excluding any extraordinary income or extraordinary charges) plus
(ii) to the extent deducted in determining such consolidated net income, the sum of (A) Consolidated Net Interest Expense, (B) income taxes, (C) depreciation, amortization and write-offs of assets theretofore being depreciated or amortized (or the creation or increase of reserves against such assets), (D) the cost of settling any or all of the lawsuits referred to under the caption "Legal Proceedings" in the Borrower's 1993 Form 10-K or the Borrower's Latest Form 10-Q, provided that the aggregate amount added pursuant to this clause (D) with respect to all Fiscal Quarters ending after March 31, 1994 shall not exceed $25,000,000 and (E) non-cash charges related to real estate subject to the U.I.S. Financing Documents, provided that the aggregate amount added pursuant to this clause (E) with respect to all Fiscal Quarters ending after March 31, 1994 shall not exceed $35,000,000.

         "Consolidated Net Interest Expense" means, for any period, the interest expense (net of interest income) of the Borrower and its Consolidated Subsidiaries for such period determined on a consolidated basis.

         "Consolidated Net Rent Expense" means, for any period, the rent expense of the Borrower and its Consolidated Subsidiaries under operating leases for such period, net of rental income for such period, determined on a consolidated basis.

         "Consolidated Net Worth" means at any date the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries at such date minus, to the extent reflected therein, all Intangible Assets (other than patents, patent applications pending and patent licenses) acquired after September 30, 1992.

         "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

         "Consolidated Total Capital" means at any date Consolidated Debt plus Consolidated Net Worth at such date.

         "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person as lessee which are (or are required to be) capitalized in accordance with generally accepted accounting principles,
(iv) all guarantees and endorsements (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) by such Person of the Debt of other Persons and all letters of credit issued on the responsibility of such Person to support the Debt of other Persons, (v) in the case of the Borrower, the obligations evidenced by the North Haven Notes and
(vi) with respect to obligations of such Person as lessee under any operating lease (except the North Haven Lease) under which the aggregate rental payments over the term of such lease exceed $15,000,000, the lesser of (x) the remaining unpaid rental payments due during the term of such lease or (y) six times the rental payments due under such lease during the next year. In calculating the amount of any Person's Debt for purposes hereof, the amount of any guarantee, endorsement or letter of credit referred to in clause (iv) of this definition shall be deemed to be the amount of the Debt of another Person guaranteed, endorsed or otherwise supported thereby.

         "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice (under this Agreement or under an agreement relating to Material Debt), lapse of time and/or the making of a determination by the Required Banks would, unless cured or waived, become an Event of Default.

         "Derivatives Obligations" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

         "Documentation Agent" means Morgan, in its capacity as Documentation Agent hereunder, and its successors in such capacity.

         "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in

New York City or Charlotte, North Carolina are authorized or required by law to close.

         "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent; provided that any Bank may so designate separate Domestic Lending Offices for its Base Rate Loans, on the one hand, and its CD Loans, on the other hand, in which case all references herein to the Domestic Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

         "Domestic Loans"  means CD Loans or Base Rate Loans or both.

         "Domestic Reserve Percentage" has the meaning set forth in Section 2.05(b).

         "Eastern Time" means eastern standard time or eastern daylight time, as appropriate.

         "Effective Date" means the date this Agreement becomes effective in accordance with Section 9.10.

         "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

         "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any

Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

         "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

         "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

         "Euro-Dollar Loan" means (i) a Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

         "Euro-Dollar Margin" has the meaning set forth in Section 2.05(c).

         "Euro-Dollar Rate" means a rate of interest determined pursuant to
Section 2.05(c) on the basis of an Adjusted London Interbank Offered Rate.

         "Euro-Dollar Reference Banks" means the principal London offices of Bank of America, Morgan and NationsBank.

         "Euro-Dollar Reserve Percentage" has the meaning set forth in Section 2.05(c).

         "Event of Default" has the meaning set forth in Section 6.01.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

         "Existing Bilateral Loan Agreements" means the 22 separate loan agreements signed by the Borrower and each of 22 banks as in effect on March 31, 1994.

         "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to NationsBank on such day on such transactions as determined by the Administrative Agent.

         "Fiscal Quarter" means a fiscal quarter of the Borrower.

         "Fiscal Year" means a fiscal year of the Borrower.

         "Fixed Rate Borrowings" means CD Borrowings or Euro-Dollar Borrowings or both.

         "Fixed Rate Loans" means CD Loans or Euro-Dollar Loans or both.

         "GAAP" means at any time generally accepted accounting principles as then in effect in the United States, applied on a basis consistent (except for changes with which the Borrower's independent public accountants have concurred) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries theretofore delivered to the Banks.

         "Group of Loans" means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Loans which are Fixed Rate Loans of the same type having the same Interest Period at such time; provided that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.02 or 8.05, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

         "Guarantee" by any Person means, for purposes of Sections 5.17 and
5.19 only, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include the North Haven Lease. The term "Guarantee" used as a verb has a corresponding meaning.

         "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

         "Indemnitee" has the meaning set forth in Section 9.03(b).

         "Intangible Assets" means goodwill, patents, patent applications pending, patent licenses, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance, prepaid rent in respect of the North Haven Lease and prepaid or deferred taxes), the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as "intangible assets" in accordance with GAAP.

         "Intercompany Debt" means (i) Debt owed by the Borrower to any Subsidiary or (ii) Debt owed by any Subsidiary to the Borrower or to another Subsidiary.

         "Interest Period" means: (1) with respect to each Euro-Dollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that:

         (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

         (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

         (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

(2) with respect to each CD Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 30, 60, 90 or 180 days thereafter, as the Borrower may elect in the applicable notice; provided that:

         (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

         (b) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

         "Investment" means any investment in any Person, whether made by means of share purchase, capital contribution, loan, time deposit, contribution of assets, assumption of liabilities or otherwise.

         "Investment Grade Status" exists at any date if the Borrower's outstanding senior unsecured long-term debt securities (without any third-party credit enhancement) are rated BBB- or higher by S&P and Baa3 or higher by Moody's on such date; provided that, if the Borrower has no senior unsecured long-term debt securities outstanding at such date, such ratings may be established by letters from each of S&P and Moody's until either (i) the Borrower shall have received notice from either S&P or Moody's that its letter rating has been lowered below BBB- or Baa3, as the case may be, or withdrawn or
(ii) either S&P or Moody's shall have refused to affirm its letter rating when asked to do so by the Administrative Agent (at the request of any Bank).

         "Issuing Banks" means NationsBank, The Bank of New York and any other Bank appointed pursuant to Section 2.10(j), each in its capacity as issuing bank for one or more Letters of Credit hereunder, and their respective successors.

         "Letters of Credit" means, subject to the last sentence of Section 2.10(a)(iii), each letter of credit issued by an Issuing Bank pursuant to
Section 2.10.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

         "Loan" means a loan made by a Bank pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term "Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

         "London Interbank Offered Rate" has the meaning set forth in Section 2.05(c).

         "Material Debt" means (i) the North Haven Notes and (ii) any other Debt (except the Loans and the Reimbursement Obligations) of the Borrower and/or one or more Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate outstanding principal amount exceeding $10,000,000.

         "Material Financial Obligations" means a principal or face amount of Debt and/or payment obligations in respect of Derivatives Obligations of the Borrower and/or one or more Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $10,000,000.

         "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000.

         "Moody's" means Moody's Investors Service, Inc.

         "Morgan" means Morgan Guaranty Trust Company of New York.

         "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

         "NationsBank" means NationsBank of North Carolina, National
Association.

         "North Haven Financing Documents" means (i) the Participation Agreement dated of January 14, 1993 among the Borrower (as lessee), Bakers Properties Limited Partnership (as owner participant), the note purchasers listed therein, State Street Bank and Trust Company of Connecticut, National Association (Owner Trustee) and Norwest Bank Minnesota, National Association (successor Indenture Trustee) and (ii) each of the "Operative Documents" referred to therein, in each case as in effect from time to time.

         "North Haven Lease" means the Lease Agreement dated as of January 14, 1993 between State Street Bank and Trust Company of Connecticut, National Association (Owner Trustee), as lessor, and the Borrower, as lessee, as in effect from time to time.

         "North Haven Notes" means the notes outstanding from time to time under the Trust Indenture, Assignment of Leases, Open-End Mortgage and Security Agreement dated as of January 14, 1993 between State Street Bank and Trust Company of Connecticut, National Association (Owner Trustee) and Norwest Bank Minnesota, National Association (successor Indenture Trustee), as in effect from time to time.

         "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

         "Notice of Borrowing" has the meaning set forth in Section 2.02.

         "Notice of Interest Rate Election" has the meaning set forth in
Section 2.06(a).

         "Notice of LC Extension" has the meaning set forth in Section 2.10(b).

         "Notice of LC Issuance" has the meaning set forth in Section 2.10(b).

         "Other Existing Debt Documents" means the North Haven Financing Documents and the U.I.S. Financing Documents.

         "Parent" means, with respect to any Bank, any Person controlling such Bank.

         "Participant" has the meaning set forth in Section 9.06(b).

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Permitted Temporary Cash Investment" means any Investment in:

         (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof,

         (ii) direct obligations of the Commonwealth of Puerto Rico or any agency thereof or any authority organized under the laws thereof, provided in each case that such obligation is, at the time of acquisition thereof, rated BBB+ or better by S&P or Baa1 or better by Moody's,

         (iii) commercial paper rated, at the time of acquisition thereof, at least A-1 by S&P and P-1 by Moody's,

         (iv) time deposits with, including certificates of deposit issued by, any office located in the United States of any Eligible Bank,

         (v) repurchase agreements with respect to securities described in clause (i) above entered into with an office located in the United States of any Eligible Bank,

         (vi) time deposits with, including certificates of deposit issued by, any office located in Puerto Rico of Banco Popular de Puerto Rico, Banco Santander Puerto Rico or any Eligible Bank, or

         (vii) shares of an investment company with an aggregate net asset value of not less than

    $500,000,000, the investments of which are limited to short-term direct obligations of the United States or obligations backed by short-term direct obligations of the United States,

provided that (x) each such Investment (other than an Investment permitted by clause (ii) or (vi) above) matures within one year from the date of acquisition thereof and (y) each Investment permitted by clause (ii) or (vi) above matures within five years from the date of acquisition thereof. As used in this definition, the term "Eligible Bank" means any bank or trust company which shall have a combined capital, surplus and undivided profits of not less than $100,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof, rated A or better by S&P and A or better by Moody's.

         "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

         "Preferred Dividends" means, for any period, all dividends declared by the Borrower during such period with respect to its preferred stock.

         "Pricing Level" has the meaning set forth in the Pricing Schedule.

         "Pricing Period" has the meaning set forth in the Pricing Schedule.

         "Pricing Ratio" has the meaning set forth in the Pricing Schedule.

         "Pricing Schedule" means the Pricing Schedule attached hereto.

         "Prime Rate" means the rate of interest publicly announced by NationsBank in Charlotte, North Carolina, from time to time as its Prime Rate. The Prime Rate is not necessarily the best or lowest rate of interest offered by NationsBank.

         "Quarterly Payment Date" means the last Euro-Dollar Business Day of each March, June, September and December during the period from the Closing Date to the Termination Date.

         "Reference Banks" means the CD Reference Banks or the Euro-Dollar Reference Banks, as the context may require, and "Reference Bank" means any one of such Reference Banks.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "Reimbursement Obligation" means an obligation of the Borrower to reimburse the relevant Issuing Bank pursuant to Section 2.10 for the amount of a drawing under a Letter of Credit.

         "Required Banks" means at any time Banks having at least 60% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, having Total Exposures equal to at least 60% of the aggregate amount of the Total Exposures.

         "Responsible Officer" as it applies to the Borrower means the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, the general counsel or any other officer of the Borrower whose responsibilities include the administration of the transactions contemplated by this Agreement.

         "S&P" means Standard & Poor's Corporation.

         "Subsidiary" means, at any time, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

         "Substantially Wholly-Owned Consolidated Subsidiary" means any Consolidated Subsidiary at least 98% of the shares of capital stock or other ownership interests of which are at the time directly or indirectly owned by the Borrower.

         "Termination Date" means January 10, 1997.

         "Total Exposure" means, with respect to any Bank at any time, the sum of (i) the aggregate principal amount of its Loans then outstanding, (ii) its share of the undrawn amount which is then, or may thereafter become, available for drawing under each Letter of Credit then outstanding and (iii) its share of the amount of each unpaid Reimbursement Obligation then outstanding.

         "U.I.S. Financing Documents" means (i) the financing lease among Union pour le Financement d'Immeubles de Societes (Association for the Financing of Commercial Buildings or "U.I.S.") and Societe pour le Financement des Immeubles d'Entreprise FINABAIL (Corporation for the Financing of Commercial Buildings or "FINABAIL") together, as Lessor, A.S.E. PARTNERS ("ASE"), as Lessee, and the Borrower, as Guarantor, governed by the favorable regime applicable to SICOMIs (Societe Immobilieres pour le Commerce et l'Industrie), with respect to the DC Building (as defined therein) dated January 4, 1994; (ii) the financing lease among U.I.S. and FINABAIL together, as Lessor, ASE, as Lessee, and the Borrower, as Guarantor, governed by the common-law regime, with respect to the H.Q. Building (as defined therein) dated January 4, 1994; and (iii) the side agreement dated January 4, 1994 between FINABAIL, U.I.S., ASE and the Borrower, as Guarantor.

         "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

         "United States" means the United States of America, including the States thereof and the District of Columbia, but excluding its territories and possessions.

         SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP; provided that, if the Borrower notifies the Documentation Agent that the Borrower wishes to amend any provision of the Pricing Schedule and/or any covenant in Article V to eliminate the effect of any change in GAAP on the calculation of the Pricing Ratio and/or on the operation of such covenant (or if the Documentation Agent notifies the Borrower that the Required Banks wish to amend any such provision and/or any such covenant for such purpose), then the Pricing Ratios shall be calculated and/or the Borrower's compliance with such covenant shall be determined on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision and/or covenant is amended in a manner satisfactory to the Borrower and the Required Banks. Subject to the foregoing proviso, the amounts used to determine the Borrower's compliance with the financial covenants contained herein shall be the amounts that are (or will be) set forth or otherwise reflected in the Borrower's consolidated financial statements prepared in accordance with GAAP.


                                   ARTICLE II

                                  THE CREDITS


         SECTION 2.01. Commitments to Lend. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower from time to time on and after the Closing Date and prior to the Termination Date; provided that at no time shall such Bank's Total Exposure exceed its Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount of the unused Commitments) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, prepay Loans to the extent permitted by Section 2.09, and reborrow under this Section at any time prior to the Termination Date.

         SECTION 2.02. Method of Borrowing. (a) The Borrower shall give the Administrative Agent notice (a "Notice of Borrowing") not later than (x) 10:00 A.M. (Eastern Time) on the date of each Base Rate Borrowing, (y) 11:00 A.M. (Eastern Time) on the second Domestic Business

Day before each CD Borrowing and (z) 11:00 A.M. (Eastern Time) on the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

         (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

        (ii)  the aggregate amount of such Borrowing,

       (iii) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate, a CD Rate or a Euro-Dollar Rate, and

        (iv) in the case of a Fixed Rate Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

         (b) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower. In the case of a Base Rate Borrowing, the Administrative Agent shall give such notice to each Bank as promptly as practicable and in any event not later than 1:00 P.M. (Eastern Time) on the date of such Base Rate Borrowing.

         (c) Not later than 2:00 P.M. (Eastern Time) on the date of each Borrowing, each Bank shall make available its share of such Borrowing, in Federal or other funds immediately available in Charlotte, North Carolina, to the Administrative Agent at its address referred to in Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in
Section 3.02 has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Borrower at the Administrative Agent's aforesaid address.

         (d) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank's share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (c) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.05 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

         SECTION 2.03. Notes. (a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

         (b) Upon receipt of each Bank's Note pursuant to Section 3.01(a), the Documentation Agent shall forward such Note to such Bank. Each Bank shall record the date, amount and type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations (or attach thereto a schedule containing such notations) to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note such a schedule and a continuation of any such schedule as and when required.

         SECTION 2.04. Mandatory Termination of Commitments; Maturity of Loans. The Commitments shall terminate on the Termination Date, unless terminated earlier in accordance with this Agreement, and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

         SECTION 2.05. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made (or converted to a Base Rate Loan) until it becomes due (or is converted to a CD Loan or Euro-Dollar Loan), at a rate per annum equal to the sum of the Base Rate Margin for such day plus the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date and, with respect to the principal amount of any Base Rate Loan converted to a CD Loan or a Euro-Dollar Loan, on the date such principal amount is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

         "Base Rate Margin" means a rate per annum determined in accordance with the Pricing Schedule.

         (b) Each CD Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the CD Margin for such day plus the Adjusted CD Rate applicable to such Interest Period; provided that if any CD Loan shall, as a result of clause (2)(b) of the definition of Interest Period, have an Interest Period of less than 30 days, such CD Loan shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof. Any overdue principal of or interest on any CD Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the higher of (i) the rate applicable to Base Rate Loans for such day and (ii) the sum of the CD Margin plus the Adjusted CD Rate applicable to such CD Loan immediately before such payment was due.

     "CD Margin" means a rate per annum determined in accordance with the Pricing Schedule.

         The "Adjusted CD Rate" applicable to any Interest Period means a rate per annum determined pursuant to the following formula:


                  [ CDBR           ]*
         ACDR  =  [ ----------     ]  + AR
                  [ 1.00 - DRP     ]

         ACDR  =  Adjusted CD Rate
         CDBR  =  CD Base Rate
          DRP  =  Domestic Reserve Percentage
           AR  =  Assessment Rate

    ----------
    * The amount in brackets being rounded upward, if necessary, to the next higher 1/100 of 1%


         The "CD Base Rate" applicable to any Interest Period is the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the prevailing rates per annum bid at 10:00 A.M. (Eastern Time) (or as soon thereafter as practicable) on the first day of such Interest Period by two or more New York certificate of deposit dealers of recognized standing for the purchase at face value from each CD Reference Bank of its certificates of deposit in an amount comparable to the principal amount of the CD Loan of such CD Reference Bank to which such Interest Period applies and having a maturity comparable to such Interest Period.

         "Domestic Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of new non-personal time deposits in dollars in New York City having a maturity comparable to the related Interest Period and in an amount of $100,000 or more. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

         "Assessment Rate" means for any day the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.3(d) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States.
The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

         (c) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

         "Euro-Dollar Margin" means a rate per annum determined in accordance with the Pricing Schedule.

         The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

         The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

         "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

         (d) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Euro-Dollar Margin for such day plus the higher of (i) the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Euro-Dollar Reference Banks are offered to such Euro-Dollar Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage and (ii) the Adjusted London Interbank Offered Rate applicable to such Euro- Dollar Loan immediately before such payment was due; provided that, if the circumstances described in clause (a) or (b) of
Section 8.01 shall exist, the rate per annum applicable to such overdue amount for each such day shall be equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day.

         (e) Within 45 days after the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 1994), the Borrower will notify the Administrative Agent and each Bank of the Pricing Ratio determined as of the end of such Fiscal Quarter and the Pricing Level to be applicable during the Pricing Period that begins 46 days after the end of such Fiscal Quarter. The Administrative Agent will rely on such notification in determining interest rates and fees hereunder for such Pricing Period, unless and until the Administrative Agent determines (on the basis of financial statements of the Borrower subsequently delivered or otherwise) that a different Pricing Level (the "Corrected Pricing Level") is applicable during such Pricing Period, in which event the Administrative Agent shall thereafter determine interest rates and fees for such Pricing Period based on the Corrected Pricing Level. If any interest or fees accrue during such Pricing Period and are paid before the Administrative Agent determines that the Pricing Level should be corrected as aforesaid, the Administrative Agent shall notify the Borrower and the Banks of the amount of any resulting underpayment or overpayment. In the case of an underpayment, the Borrower shall, within three Domestic Business Days after receiving such notice thereof, pay the amount thereof to the Administrative Agent for the account of the relevant Banks. In case of an overpayment, the amount thereof shall be credited against subsequent payments of interest and fees payable hereunder for the account of the relevant Banks, all as determined by the Administrative Agent.

         (f) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

         (g) Each Reference Bank agrees to use its best efforts to furnish quotations to the Administrative Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Reference Banks or, if none of such quotations is available on a timely basis, the provisions of
Section 8.01 shall apply.

         (h) Notwithstanding anything to the contrary in the Pricing Schedule, if at any time a Default shall have occurred and be continuing and the Administrative Agent shall notify the Borrower that the Required Banks have decided to invoke the provisions of this subsection (h), then the Base Rate Margin, Euro-Dollar Margin, CD Margin, LC Commission Rate and Commitment Fee Rate, for each day from and including the second Domestic Business Day after the Borrower receives such notice to but excluding the first day thereafter on which no Default shall have occurred and be continuing, shall each be increased by 0.50% per annum.

         SECTION 2.06. Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII), as follows:

         (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to CD Loans as of any Domestic Business Day or to Euro-Dollar Loans as of any Euro-Dollar Business Day;

        (ii) if such Loans are CD Loans, the Borrower may elect to convert such Loans to Base Rate Loans or Euro-Dollar Loans or elect to continue such Loans as CD Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans; or

       (iii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or CD Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Administrative Agent at least three Euro-Dollar Business Days before the conversion or continuation selected in such notice is to be effective (unless the relevant Loans are to be converted from Domestic Loans to Domestic Loans of the other type or continued as Domestic Loans of the same type for an additional Interest Period, in which case such notice shall be delivered to the Administrative Agent at least three Domestic Business Days before such conversion or continuation is to be effective). A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and
(ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $5,000,000 or any larger multiple of $1,000,000.

         (b)  Each Notice of Interest Rate Election shall specify:

         (i) the Group of Loans (or portion thereof) to which such notice applies;

        (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

       (iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if such new Loans are Fixed Rate Loans, the duration of the initial Interest Period applicable thereto; and

        (iv) if such Loans are to be continued as CD Loans or Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

         (c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Fixed Rate Loans, such Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto.

         SECTION 2.07. Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of each Bank a commitment fee at the Commitment Fee Rate (determined daily in accordance with the Pricing Schedule) on the unused portion of such Bank's Commitment (i.e., the amount by which its Commitment exceeds its Total Exposure). Such commitment fees shall accrue from and including the Closing Date to but excluding the Termination Date (or earlier date of termination of the Commitments in their entirety) and shall be payable quarterly in arrears, on each Quarterly Payment Date and on the Termination Date.

         SECTION 2.08. Optional Termination or Reduction of Commitments. The Borrower may, upon at least three Domestic Business Days' notice to the Administrative Agent, terminate at any time or ratably reduce from time to time, by an aggregate amount of $10,000,000 or any larger multiple of $1,000,000, the unused portions of the Commitments. Upon any such termination or reduction of the Commitments, the Administrative Agent shall promptly notify each Bank thereof. If the Commitments are terminated in their entirety, all commitment fees accrued hereunder shall be payable on the effective date of such termination.

         SECTION 2.09. Optional Prepayments. (a) The Borrower may, upon at least (i) one Domestic Business Day's notice to the Administrative Agent, in the case of the Group of Base Rate Loans, (ii) two Domestic Business Days' notice to the Administrative Agent in the case of any Group of CD Rate Loans, or (iii) three Euro-Dollar Business Days' notice to the Administrative Agent, in the case of any Group of Euro-Dollar Loans, prepay the Loans comprising such Group of Loans, in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group of Loans. In connection with any such prepayment of Fixed Rate Loans, the Borrower shall comply with the provisions of Section 2.12, if applicable.

         (b) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

         SECTION 2.10.  Letters of Credit.

         (a)  Commitments to Issue and Participate in Letters of Credit.

         (i) Each Issuing Bank agrees, on the terms and conditions set forth in this Agreement (and in accordance with its customary procedures, to the extent such procedures are not inconsistent with the terms of this Agreement), at the request of the Borrower to issue and extend Letters of Credit for the account of the Borrower from time to time on and after the Closing Date and prior to the date which is 14 Domestic Business Days before the Termination Date.

         (ii) Each Bank agrees to participate as provided in this Section, ratably in proportion to its Commitment, in each drawing made under each Letter of Credit.

         (iii) The obligation of each Issuing Bank to issue or extend a Letter of Credit pursuant to this Section is subject to the conditions set forth in
Section 3.02 and the following additional conditions:

         (A) no such Letter of Credit shall be issued or extended if, immediately after the issuance or extension thereof, (i) any Bank's Total Exposure would exceed its Commitment or (ii) the sum of (x) the aggregate undrawn amount which is, or may thereafter become, available for drawing under all outstanding Letters of Credit and (y) the aggregate principal amount of any outstanding Reimbursement Obligations would exceed $10,000,000;

         (B) no such Letter of Credit shall, when issued, have an expiry date that is more than 15 months after its date of issuance or, when extended, have an extended expiry date that is more than 15 months after the date on which such Issuing Bank extends such Letter of Credit;

         (C) no such Letter of Credit shall have an original or extended expiry date later than seven Domestic Business Days before the Termination Date;

         (D) without the approval of the Required Banks, no such Letter of Credit shall be issued to support, directly or indirectly, the obligations of any Person under any of the Other Existing Debt Documents; and

         (E) the form of such Letter of Credit shall be satisfactory to the relevant Issuing Bank.

A letter of credit issued by an Issuing Bank shall not constitute a "Letter of Credit" for purposes of this Agreement, and the Banks shall not be obligated to participate in drawings made thereunder, unless such letter of credit complies with the conditions set forth in clauses (B), (C) and (D) above and, immediately prior to the issuance of such letter of credit, such Issuing Bank is advised by the Administrative Agent that (x) the condition set forth in clause (A) above is satisfied and (y) the Administrative Agent has not determined that any applicable condition specified in Section 3.02 has not been satisfied; provided that this sentence shall not apply to any letter of credit issued at a time when all conditions to the relevant Issuing Bank's obligation to issue such letter of credit are in fact satisfied.

         (iv) No Issuing Bank shall be obligated to issue any Letter of Credit in connection with the financing of imports into or exports from the United States if such Issuing Bank believes that the issuance of such Letter of Credit would not meet the criteria (with regard to goods shipped, nationality of beneficiary, country of origin, or other similar considerations) customarily applied by it when considering a request to issue such letters of credit.

         (b) Notice of LC Issuance or LC Extension. At least five Domestic Business Days before any Letter of Credit is to be issued pursuant to this Section, the Borrower shall give notice (a "Notice of LC Issuance") to the Administrative Agent and the relevant Issuing Bank (which shall be selected by the Borrower) specifying: (A) the date of issuance and expiry date of such Letter of

Credit, (B) the proposed terms of such Letter of Credit, including the face amount thereof, and (C) the transaction that is to be supported or financed by such Letter of Credit. At least five Domestic Business Days before any Letter of Credit is to be extended pursuant to this Section, the Borrower shall give notice (a "Notice of LC Extension") to the Administrative Agent and the relevant Issuing Bank identifying such Letter of Credit and requesting the extension of the expiry date thereof to a specified date complying with clauses
(B) and (C) of subsection (a)(iii) above. The Administrative Agent shall, upon receipt of each such Notice of LC Issuance or Notice of LC Extension, promptly notify each Bank of the contents thereof and of the amount of such Bank's ratable participation in such Letter of Credit, and such Notice of LC Issuance or Notice of LC Extension shall not thereafter be revocable by the Borrower.

         (c) Drawings under Letters of Credit. Upon receipt from the beneficiary of any Letter of Credit of demand for payment under such Letter of Credit, the relevant Issuing Bank shall promptly notify the Borrower and the Administrative Agent of such demand for payment and shall determine in accordance with the terms of such Letter of Credit whether such demand for payment should be honored. If such Issuing Bank determines that a demand for payment by the beneficiary of a Letter of Credit should be honored, such Issuing Bank shall make available to such beneficiary in accordance with the terms of such Letter of Credit the amount of the drawing under such Letter of Credit. Such Issuing Bank shall thereupon notify the Borrower, the Administrative Agent and each Bank of the amount of such drawing paid by it.

         (d)  Reimbursement and Other Payments by the Borrower.

         (i) If any amount is drawn under any Letter of Credit, the Borrower shall reimburse the relevant Issuing Bank for all amounts paid by such Issuing Bank upon such drawing, together with any and all reasonable charges and expenses which such Issuing Bank may pay or incur relative to such drawing and interest on the amount drawn, for each day from and including the date such amount is drawn to but excluding the date such reimbursement payment is due and payable, at the Federal Funds Rate for such day. Such reimbursement payment shall be due and payable (x) on the date such Issuing Bank notifies the Borrower of such drawing, if such notice is given at or before 12:00 Noon (Eastern Time) on such date, or (y) if such notice is given after 12:00 Noon (Eastern Time) on such date, then not later than 11:00 A.M. (Eastern Time) on the first Domestic Business Day after the date such notice is given.

        (ii) In addition, the Borrower agrees to pay to the relevant Issuing Bank (A) interest on any amount not paid by the Borrower when due hereunder with respect to a Letter of Credit for each day from the date when such amount became due until such amount is paid in full, whether before or after judgment, payable on demand, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day, and (B) upon each transfer of any Letter of Credit in accordance with its terms, a sum equal to such amount as shall be necessary to cover the reasonable costs and expenses of such Issuing Bank incurred in connection with such transfer.

       (iii) If the Borrower makes any payment under this subsection (d) to any Issuing Bank for its own account after 3:00 P.M. (Eastern Time) on any Domestic Business Day, such payment shall be deemed to have been made on the next succeeding Domestic Business Day. If the Borrower makes any payment under this subsection (d) to any Issuing Bank for the account of one or more other Banks at or after 12:00 Noon (Eastern Time) on any Domestic Business Day and such Issuing Bank fails to distribute such payment to such Banks before the end of such Domestic Business Day, such payment shall be deemed to have been made on the next succeeding Domestic Business Day.

        (iv) Each Issuing Bank shall promptly notify the Administrative Agent and each Bank of the amount of each reimbursement payment received by it from the Borrower pursuant to this Section.

         (e)  Payments by Banks with Respect to Letters of Credit.

         (i) Each Bank shall be obligated to make available to the relevant Issuing Bank an amount equal to such Bank's ratable share of any drawing under a Letter of Credit; provided that each Bank's obligation shall be reduced by its pro rata share of any reimbursement by the Borrower in respect of such drawing pursuant to subsection (d)(i) above. The relevant Issuing Bank shall notify each Bank and the Administrative Agent of the net amount of such Bank's obligation in respect of any drawing under a Letter of Credit as soon as practicable after such Issuing Bank determines whether it has received timely reimbursement for such drawing from the Borrower pursuant to subsection (d)(i) above. Each Bank shall pay the net amount so notified to it, in Federal or other immediately available funds, to the relevant Issuing Bank at such Issuing Bank's address specified in or pursuant to Section 9.01, by 3:00 P.M. (Eastern Time) on the date such Bank receives such notice (or, if such notice is received after 11:00 A.M. (Eastern Time) on such day, by 2:00 P.M. (Eastern Time) on the next following Domestic Business
Day), together with interest on the net amount of such Bank's share of such drawing, for each day from and including the date of such drawing to but excluding the day on which such Bank's payment to the relevant Issuing Bank in respect thereof is due, at the Federal Funds Rate for such day. If such Bank fails to make such payment to the relevant Issuing Bank when due, such Bank shall pay to such Issuing Bank, on demand, interest on the overdue amount (i) for each day from and including the date such payment is due to but excluding the first succeeding Domestic Business Day (and any intervening days), at the Federal Funds Rate for such day and (ii) for each day thereafter until such Bank makes such payment, at a rate per annum equal to the sum of 2% plus the Base Rate for such day. Any payment made by any Bank after 3:00 P.M. (Eastern
Time) on any Domestic Business Day shall be deemed for purposes of this clause
(i) to have been made on the next succeeding Domestic Business Day.

         (ii) When a Bank pays to the relevant Issuing Bank the full amount required to be paid by it pursuant to the foregoing subsection (e)(i) in connection with any drawing under a Letter of Credit, such Bank shall be subrogated to the rights of such Issuing Bank against the Borrower to the extent of (A) an amount equal to the portion of such drawing so paid by such Bank and (B) the interest on such amount payable by the Borrower pursuant to subsection (d) above.

         (iii) If the Borrower shall reimburse the relevant Issuing Bank for any drawing under a Letter of Credit after one or more Banks shall have made funds available to such Issuing Bank with respect to such drawing in accordance with clause (i) of this subsection, such Issuing Bank shall promptly upon receipt of such reimbursement distribute to each such Bank its pro rata share thereof, including interest, to the extent received by such Issuing Bank. If any Bank has not yet made funds available to such Issuing Bank in respect of such drawing, such Issuing Bank shall promptly notify such Bank of the amount of such reimbursement received by such Issuing Bank from the Borrower and the related reduction of the net amount to be paid by such Bank to such Issuing Bank pursuant to clause (i) of this subsection.

         (iv) If any Issuing Bank receives any payment for the account of one or more other Banks before 12:00 Noon (Eastern Time) on any Domestic Business Day and fails to distribute such payment to such Banks before the end of such Domestic Business Day, such Issuing Bank shall pay to each such Bank interest on its share of such payment, for each day from and including such Domestic Business Day to but excluding the Domestic Business Day on which such Issuing Bank distributes such payment, at the Federal Funds Rate for such day. If any Issuing Bank receives any payment for the benefit of one or more other Banks at or after 12:00 Noon (Eastern Time) on any Domestic Business Day and fails to distribute such payment to such Banks before the end of the next succeeding Domestic Business Day, such Issuing Bank shall pay to each such Bank interest on its share of such payment, for each day from and including such next succeeding Domestic Business Day to but excluding the Domestic Business Day on which such Issuing Bank distributes such payment, at the Federal Funds Rate for such day.

         (f) Letter of Credit Commissions. The Borrower shall pay to the Administrative Agent for the account of each Bank a letter of credit commission with respect to each Letter of Credit, computed for each day from and including the date of issuance of such Letter of Credit to and including the last day a drawing is available under such Letter of Credit, at the LC Commission Rate on the undrawn amount of such Letter of Credit on such day. The Borrower also agrees to pay to each Issuing Bank, for its own account, a commission, computed with respect to the undrawn amount of each Letter of Credit issued by such Issuing Bank as set forth in the preceding sentence, at a rate equal to 1/4 of 1% per annum. Such commissions shall be payable in arrears on each Quarterly Payment Date and on the Termination Date (or on such earlier date as no Letters of Credit are outstanding and the Commitments are terminated in their entirety).

         "LC Commission Rate" means a rate per annum determined in accordance with the Pricing Schedule.

          (g) Letter of Credit Status Report. The Administrative Agent shall provide to the Borrower, each Bank and each Issuing Bank, within 15 days after the close of each Fiscal Quarter ending before the Termination Date, a summary of the Letters of Credit that are then outstanding, setting forth (to the best of its knowledge) with respect to each such Letter of Credit (A) the name of the Issuing Bank, (B) the date of issuance, face amount and expiry date thereof, (C) the undrawn amount which is then, or may thereafter become, available for drawing thereunder and (D) the amount of any unpaid Reimbursement Obligations outstanding as a result of drawings thereunder.

         (h) Payment upon Acceleration. If the Commitments shall be terminated or the principal of the Notes shall become immediately due and payable pursuant to Section 6.01, the Borrower shall immediately pay to the Administrative Agent an amount in immediately available funds equal to the aggregate amount which is then, or may thereafter become, available for drawing under all outstanding Letters of Credit. The Administrative Agent shall hold such amount in a collateral account in the name of the Administrative Agent and shall from time to time invest and reinvest such amount, together with any interest or other income thereon, in Permitted Temporary Cash Investments (which shall also be held in such collateral account), but shall have no liability for any failure to keep such amounts so invested. The Borrower grants to the Administrative Agent a continuing security interest in all amounts and Permitted Temporary Cash Investments held in such collateral account from time to time to secure the Borrower's obligations under this Section and all other amounts payable by the Borrower under this Agreement.
The Administrative Agent shall apply amounts in such collateral account in the following order of priorities:

         first to reimburse the Issuing Banks for drawings under Letters of Credit and to pay any other amounts due under this Section 2.10;

         second to pay, as promptly as practicable after all Letters of Credit expire or are fully drawn and reimbursed, any other amounts then due and payable by the Borrower under this Agreement; and

         finally to pay any surplus then remaining to the Borrower.

         (i) Limited Liability of Issuing Banks. The Borrower's obligations under this Section shall be absolute and unconditional under any and all circumstances and irrespective of any claim, set-off, counterclaim or defense to payment which the Borrower may have or have had against any Issuing Bank, any Bank, any beneficiary of a Letter of Credit or any other Person. The Borrower assumes all risks of the acts or omissions of any beneficiary and any transferee of any Letter of Credit with respect to its use of such Letter of Credit. The Banks, the Issuing Banks and their respective officers and directors shall not be liable or responsible for, and the obligations of each Bank to make payments, and of the Borrower to reimburse the Banks or the

Issuing Banks for payments, pursuant to this Section shall not be excused by, any action or inaction of any Bank or Issuing Bank related to: (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents presented under any Letter of Credit, or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged (and notwithstanding any notification from the Borrower to such effect); (iii) payment by any Issuing Bank against presentation of documents to such Issuing Bank which do not comply with the terms of the relevant Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or (iv) under any other circumstances whatsoever, making or failing to make any payment under any Letter of Credit or notifying or failing to notify any Bank that it is required to participate therein. Notwithstanding the foregoing, the Borrower shall have a claim against an Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which were caused by (i) such Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit issued by it comply with the terms thereof or (ii) such Issuing Bank's willful failure to pay under any Letter of Credit issued by it after the timely presentation to such Issuing Bank by any beneficiary (or a successor beneficiary to whom such Letter of Credit has been transferred in accordance with its terms) of documents strictly complying with the terms and conditions of such Letter of Credit. Subject to the preceding sentence, any Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary unless any beneficiary (or a successor beneficiary to whom the relevant Letter of Credit has been transferred in accordance with its terms) and the Borrower shall have notified such Issuing Bank that such documents do not comply with the terms and conditions of such Letter of Credit. Each Bank shall, ratably in accordance with its Commitment, indemnify each Issuing Bank (to the extent not reimbursed by the Borrower, and without limiting any such reimbursement obligation) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such Issuing Bank's gross negligence or willful misconduct) that such Issuing Bank may suffer or incur in connection with this Agreement or any action taken or omitted by such Issuing Bank hereunder.

         (j) Appointment of Issuing Banks. The Borrower and the Documentation Agent may, by one or more written instruments acceptable to and executed by each of them, appoint one or more Banks to perform all or any portion of the functions of an Issuing Bank under this Agreement; provided that each Bank so appointed (i) has a combined capital and surplus of at least $500,000,000 and
(ii) agrees in writing to act as an Issuing Bank under this Agreement.

         SECTION 2.11. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees and commissions hereunder, not later than 11:00 A.M. (Eastern Time) on the date when due, in Federal or other funds immediately available in Charlotte, North Carolina, to the Administrative Agent at its address referred to in Section
9.01. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or of fees or commissions shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

         (b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate for such day.

         (c) If the Administrative Agent receives any payment for the account of the Banks before 12:00 Noon (Eastern Time) on any Domestic Business Day and fails to distribute such payment to the Banks before the end of such Domestic Business Day, the Administrative Agent shall pay to each Bank interest on its share of such payment, for each day from and including such Domestic Business Day to but excluding the Domestic Business Day on which the Administrative Agent distributes such payment, at the Federal Funds Rate for such day. If the Administrative Agent receives any payment for the benefit of the Banks at or after 12:00 Noon (Eastern Time) on any Domestic Business Day and fails to distribute such payment to the Banks before the end of the next succeeding Domestic Business Day, the Administrative Agent shall pay to each Bank interest on its share of such payment, for each day from and including such next succeeding Domestic Business Day to but excluding the Domestic Business Day on which the Administrative Agent distributes such payment, at the Federal Funds Rate for such day.

         (d) If the Borrower makes any payment to the Administrative Agent for the account of the Banks at or after 12:00 Noon (Eastern Time) on any Domestic Business Day and the Administrative Agent fails to distribute such payment to the Banks before the end of such Domestic Business Day, the Borrower shall be deemed to have made such payment on the next succeeding Domestic Business Day.

         SECTION 2.12. Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted to a Base Rate Loan (pursuant to Article II, VI or VIII or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.05(d), or if the Borrower fails to borrow or prepay any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.02(b) or 2.09(b), the Borrower shall pay to each Bank within 15 days after demand an amount calculated as provided in Exhibit E hereto to compensate such Bank for any loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

         SECTION 2.13.  Computation of Interest, Fees and Commissions.
Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Commissions with respect to Letters of Credit shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first and last days).

         SECTION 2.14. Termination of Existing Bilateral Loan Agreements. On the Closing Date the Borrower will repay in full all loans then outstanding under the Existing Bilateral Loan Agreements between the Borrower and the several Banks, together with all interest and fees accrued thereunder to but excluding the Closing Date and all other amounts (if any) then due and payable thereunder. Without notice to or any other action by the parties thereto, the commitments of the Banks under their respective Existing Bilateral Loan Agreements shall terminate on the Closing Date and neither the Banks nor the Borrower shall have any further obligations thereunder after the Closing Date, except that the Borrower shall remain liable for the payment of (i) expenses and other amounts as provided in Sections 1.17, 1.19 and 8.11 thereof and (ii) any amounts required to be paid on the Closing Date under this Section that are not actually paid on the Closing Date plus interest thereon at the rate specified in the applicable Existing Bilateral Loan Agreement for interest on overdue amounts.

                                  ARTICLE III

                                   CONDITIONS


         SECTION 3.01. Closing. The closing hereunder shall occur upon receipt by the Documentation Agent of the following:

         (a) a duly executed Note for the account of each Bank dated on or before the Closing Date complying with the provisions of Section 2.03;

         (b) an opinion of Donald F. Crane, Jr., Senior SEC Counsel of the Borrower, substantially in the form of Exhibit B hereto, dated the Closing Date and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

         (c) an opinion of Davis Polk & Wardwell, special counsel for the Documentation Agent, substantially in the form of Exhibit C hereto, dated the Closing Date and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

         (d) evidence satisfactory to the Documentation Agent that the Borrower has paid (or made arrangements satisfactory to the Documentation Agent for the payment of) all amounts to be paid to the Banks on the Closing Date pursuant to Section 2.14;

         (e) evidence satisfactory to the Documentation Agent that the Borrower has paid to the Administrative Agent a participation fee for the account of each Bank equal to .30% of such Bank's Commitment;

         (f) the certificate with respect to insurance required by Section 5.03(b) to be delivered on the Closing Date (with a copy thereof for each Bank); and

         (g) all documents that the Documentation Agent may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Documentation Agent.

The Documentation Agent shall promptly notify the Borrower and the Banks of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

         SECTION 3.02. Borrowings; Issuances and Extensions of Letters of Credit. The obligation of any Bank to make a Loan on the occasion of any Borrowing or of any Issuing Bank to issue or extend any Letter of Credit is subject to the satisfaction of the following conditions:

         (a) the fact that the Closing Date shall have occurred on or prior to July 15, 1994;

         (b) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or receipt by such Issuing Bank of a Notice of LC Issuance or Notice of LC Extension as required by Section 2.10, as the case may be;

         (c) the fact that, immediately before and after such Borrowing or the issuance or extension of such

    Letter of Credit, as the case may be, no Default shall have occurred and be continuing;

         (d) the fact that the representations and warranties of the Borrower contained in Article IV shall be true on and as of the date of such Borrowing or the issuance or extension of such Letter of Credit; and

         (e) receipt by the Administrative Agent of a certificate signed by the Borrower's president, chief executive officer, chief operating officer, chief financial officer, treasurer or controller (which certificate may be included in and dated the date of the related Notice of Borrowing, Notice of LC Issuance or Notice of LC Extension delivered pursuant to clause (b) of this Section) as to the facts specified in clauses (c) and (d) of this Section and, in the case of an issuance or extension of a Letter of Credit, as to compliance with the conditions specified in clauses (A) and (D) of
    Section 2.10(a)(iii).


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES


         The Borrower represents and warrants that:

         SECTION 4.01. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

         SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing (except filings under the Exchange Act) with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any

Lien on any asset of the Borrower or any of its Subsidiaries.

         SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms.

         SECTION 4.04.  Financial Information.

         (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 1993 and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the Fiscal Year then ended, reported on by Deloitte & Touche and set forth in the Borrower's 1993 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year.

         (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 1994 and the related unaudited consolidated statements of operations, cash flows and changes in stockholders' equity for the three months then ended, set forth in the Borrower's Latest Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present, on a basis consistent with the financial statements referred to in subsection
(a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three-month period (subject to normal year-end adjustments).

         (c) Since December 31, 1993 there has been no material adverse change in the business, financial position, operations or properties of the Borrower and its Consolidated Subsidiaries, considered as a whole, except as disclosed in the Borrower's 1993 Form 10-K or the Borrower's Latest Form 10-Q.

         SECTION 4.05. Litigation. Except as disclosed in the Borrower's 1993 Form 10-K or the Borrower's Latest Form 10-Q, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its

Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to result in an adverse decision that would materially adversely affect the business, financial position, operations or properties of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity or enforceability of this Agreement or the Notes.

         SECTION 4.06. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

         SECTION 4.07.  Environmental Matters.   In the ordinary course of its
business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and
expenses).   On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a material adverse effect on the business, financial position, operations or properties of the Borrower and its Subsidiaries, considered as a whole.

         SECTION 4.08. Taxes. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except any such assessment that is being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

         SECTION 4.09. Subsidiaries. Each of the Borrower's corporate Subsidiaries (except inactive Subsidiaries) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. All of the Borrower's active Subsidiaries are listed on Exhibit F hereto (which may be amended from time to time by notice from the Borrower to each of the Banks).

         SECTION 4.10. Not an Investment Company. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         SECTION 4.11. Full Disclosure. All information contained in the documents listed on Exhibit G hereto is, and all information hereafter furnished by the Borrower in writing to either of the Agents or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts (other than facts affecting the health care business generally) which materially and adversely affect, or are reasonably likely to materially and adversely affect (to the extent the Borrower can now reasonably foresee), the business, financial position, operations or properties of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement and the Notes.

         SECTION 4.12. Other Existing Debt Documents. Each copy of an Other Existing Debt Document heretofore delivered by the Borrower to any of the Agents or the Banks is a complete and correct copy of such Other Existing Debt Document as in effect on the Effective Date. Each of the Other Existing Debt Documents is a valid and binding agreement of the parties thereto and is in full force and effect. The Borrower is not in default under any of the provisions of any of the Other Existing Debt Documents to which it is a party.

         SECTION 4.13. No Default under Other Agreements. Neither the Borrower nor any Subsidiary is a party to any indenture, loan agreement, credit agreement, lease or other agreement or instrument (excluding this Agreement and the Other Existing Debt Documents) or subject to any charter or corporate restriction, in each case which could reasonably be expected to have a material adverse effect on the business, financial position, operations or properties of the Borrower and its Subsidiaries, considered as a whole, or the ability of the Borrower to perform its obligations under this Agreement and the Notes.
Neither the Borrower nor any Subsidiary is in default under any of the provisions of any indenture, loan agreement, credit agreement, lease or other agreement or instrument to which it is party (excluding this Agreement and the Other Existing Debt Documents) which default could reasonably be expected to have a material adverse effect on the business, financial position, operations or properties of the Borrower and its Subsidiaries, considered as a whole.

         SECTION 4.14. Compliance with Laws. The Borrower and each Subsidiary is in compliance in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, Environmental Laws and the rules and regulations thereunder), except where (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) failures to comply therewith, in the aggregate, could not reasonably be expected to have a material adverse effect on the business, financial position, operations or properties of the Borrower and its Subsidiaries, considered as a whole.

                                   ARTICLE V

                                   COVENANTS


         The Borrower agrees that, so long as any Bank has any Commitment hereunder or any Letter of Credit remains outstanding or any amount payable under any Note remains unpaid or any Reimbursement Obligation remains unpaid:

         SECTION 5.01.  Information.  The Borrower will deliver to each of the
Banks:

         (a) as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, cash flows and changes in stockholders' equity for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all audited by Deloitte & Touche or other independent public accountants of nationally recognized standing and accompanied by an opinion of such auditors (without any qualification that would not be acceptable to the Securities and Exchange Commission for purposes of filings under the Exchange Act);

         (b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of operations, cash flows and changes in stockholders' equity for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in the case of such consolidated statements of operations, cash flows and changes in stockholders' equity in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer, the treasurer or the principal accounting officer of the Borrower;

         (c) as soon as available and in any event within 45 days after the end of each of the first two months in each Fiscal Quarter, an unaudited summary balance sheet and income statement for such month, including a comparison of sales for such month with sales for the comparable month in the previous Fiscal Year;

         (d) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the Borrower, signed by its chief financial officer, treasurer or principal accounting officer, (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.07 to 5.15, inclusive, on the date of such financial statements; (ii) setting forth in reasonable detail the calculation of the Pricing Ratio to be determined as of the date of such financial statements and (iii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

         (e) as soon as available and in any event within 45 days after the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 1994), the notice required by Section 2.05(e) with respect to the Pricing Ratio determined as of the end of such Fiscal Quarter and the Pricing Level to be applicable for the next Pricing Period;

         (f) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which audited and reported on such statements (i) whether anything has come to their attention to cause them to believe that any Default existed under Sections 5.07 to 5.15, inclusive, on the date of such statements and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (d) above;

         (g) within five Domestic Business Days after any Responsible Officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer, the treasurer or the principal accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

         (h) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

         (i) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto (unless requested by such Bank) and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

         (j) as soon as available and in any event on or before March 31 of each Fiscal Year, a budget for such Fiscal Year, approved by the Borrower's board of directors, setting forth anticipated income, expense and capital expenditure items for each Fiscal Quarter during such Fiscal Year, and concurrently with the delivery of financial statements for each such Fiscal Quarter pursuant to clauses (a) and (b) above, a report setting forth a detailed comparison to such budget; provided that, if such a budget has not been prepared and approved by the Borrower's board of directors before January 31 of such Fiscal Year, projections of such items for such Fiscal Year shall be delivered pursuant to this clause (j) no later than January 31 of such Fiscal Year (to be replaced by the approved budget when delivered);

         (k) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer, the treasurer or the principal accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

         (l) as soon as reasonably practicable after any Responsible Officer of the Borrower obtains knowledge of the commencement of, or of a threat (with respect to which there is a reasonable likelihood of assertion) of the commencement of, an action, suit or proceeding against the Borrower or any Subsidiary before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could reasonably be expected to materially adversely affect the business, financial position, operations or properties of the Borrower and its Subsidiaries considered as a whole, or which in any manner questions the validity or enforceability of this Agreement or the Notes, information as to the nature of such pending or threatened action, suit or proceeding and any material developments from time to time with respect thereto;

         (n) upon execution thereof, a copy of each amendment, waiver or other document modifying any Other Existing Debt Document; and

         (o) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

         SECTION 5.02. Payment of Obligations. The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same are contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

         SECTION 5.03. Maintenance of Property; Insurance. (a) The Borrower will keep, and will cause each Subsidiary to keep, all of its property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

         (b) The Borrower will maintain, and will cause each Subsidiary to maintain, to the extent commercially available, with financially sound and reputable insurers, (i) physical damage insurance on all of its real and personal property on an all risks basis (including the perils of flood and earthquake, if such insurance is available on reasonable terms), covering the repair and replacement cost of all such property and consequential loss coverage for business interruption and extra expense, (ii) general public liability insurance (including product liability coverage) in an amount not less than $50,000,000 and (iii) such other insurance coverage in such amounts and with respect to such risks as the Required Banks may reasonably request; provided that the Borrower and its Subsidiaries may self-insure against, and/or such insurance may provide for deductibles with regard to, hazards and risks with respect to which, and in such amounts as, the Borrower in good faith determines to be prudent, but only so long as the aggregate of all such deductibles and self-insurance applicable with respect to any Fiscal Year under all such insurance required under clauses (i) and (ii) above does not exceed
(x) until January 1, 1995, 4% of Consolidated Net Worth at March 31, 1994 and
(y) at any time on and after January 1, 1995, 4% of Consolidated Net Worth at the end of the immediately preceding Fiscal Year. The Borrower will deliver, with respect to the types of insurance required by this Section, (i) to the Documentation Agent on the Closing Date, a certificate dated such date (with a copy for each Bank) showing the amount of coverage as of such date, (ii) to each Bank, upon request by any Bank through the Administrative Agent, from time to time full information as to the insurance carried, (iii) to each Bank, within five days of receipt of notice from any insurer, a copy of any notice of cancellation or material change in coverage from that existing on the date of this Agreement and (iv) to each Bank, prompt notice of any cancellation or nonrenewal of coverage by the Borrower.

         SECTION 5.04. Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect, their respective existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.04 shall prohibit (i) the merger of a Subsidiary into the Borrower, if immediately after such merger no Default shall have occurred and be continuing, (ii) the merger or consolidation of a Subsidiary with or into a Person other than the Borrower, if the corporation surviving such consolidation or merger is a Subsidiary and, immediately after giving effect thereto, no Default shall have occurred and be continuing or (iii) the termination of the existence of any Subsidiary or any of the rights, privileges and franchises of the Borrower or any Subsidiary if, in each case, the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks.

         SECTION 5.05. Compliance with Laws. The Borrower will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings or
(ii) failures to comply therewith, in the aggregate, could not reasonably be expected to have a material adverse effect on the business, financial position, operations or properties of the Borrower and its Subsidiaries, considered as a whole.

         SECTION 5.06. Inspection of Property, Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and, subject to the Borrower's normal security procedures, will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times (after reasonable notice to the Borrower's chief financial officer) and as often as may reasonably be desired, but only for the purpose of determining the condition of the assets of the Borrower or such Subsidiary, as the case may be, and the Borrower's compliance with the terms and conditions of this Agreement; provided that, so long as no Event of Default shall have occurred and be continuing, one or more persons designated by the Borrower's chief financial officer shall be entitled to attend any such visit or discussion.

         SECTION 5.07. Minimum Consolidated Net Worth. Consolidated Net Worth will not at any time be less than the sum of (i) $461,950,000 and (ii) 50% of the consolidated net income (if positive) of the Borrower and its Consolidated Subsidiaries for each Fiscal Quarter ending prior to such time, commencing with the Fiscal Quarter ending June 30, 1994.

         SECTION 5.08. Leverage Ratio. Consolidated Debt will at no time be greater than 60% of Consolidated Total Capital.

         SECTION 5.09. Fixed Charge Coverage. At the end of each Fiscal Quarter commencing with the Fiscal Quarter ending December 31, 1994, the ratio of (i) the sum of Consolidated EBITDA plus Consolidated Net Rent Expense less Consolidated Capital Expenditures to (ii) the sum of Consolidated Net Interest Expense plus Consolidated Net Rent Expense plus Preferred Dividends, in each case for the period of four consecutive Fiscal Quarters then ended, will not be less than the ratio set forth below opposite the last day of such Fiscal
Quarter:

         Four Quarters Ending              Ratio
         --------------------              -----
         December 31, 1994                 1.25:1
         March 31, 1995                    1.35:1
         June 30, 1995                     1.50:1
         September 30, 1995                1.75:1
         December 31, 1995                 1.80:1
         March 31, 1996                    1.90:1
         June 30, 1996 and thereafter      2.00:1

         SECTION 5.10. Negative Pledge. Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any asset (including, without limitation, the capital stock of any of its Subsidiaries) now owned or hereafter acquired by it, except:

         (a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement, provided that such Liens and the principal amounts secured thereby on the date of this Agreement are listed on Exhibit H hereto;

         (b) any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event;

         (c) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

         (d) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

         (e) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset within 12 months after the acquisition thereof;

         (f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

         (g) Liens arising by operation of law in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations, (ii) do not secure any single obligation or series of related obligations in an amount exceeding $50,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

         (h) Liens on cash and cash equivalents securing Derivatives Obligations,provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $15,000,000; and

         (i) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not to exceed $10,000,000.

Nothing in clause (g) or (i) of this Section shall permit any Lien securing any obligation arising under the Other Existing Debt Documents. Whenever this Section permits a Lien to exist on any asset owned or leased by the Borrower or any Subsidiary, it shall be construed to permit the same

Lien to exist with respect to any improvements to such asset.

         SECTION 5.11. Capital Expenditures. Consolidated Capital Expenditures will not exceed (a) $100,000,000 in the Fiscal Year ending December 31, 1994; (b) $110,000,000 in the Fiscal Year ending December 31, 1995 or (c) $125,000,000 in any subsequent Fiscal Year; provided that, without regard to the limitation in this Section, the Borrower or any Consolidated Subsidiary may (i) make or become legally obligated to make Consolidated Capital Expenditures at any time when Investment Grade Status exists and (ii) make any Consolidated Capital Expenditure that it has become legally obligated to make at a time when Investment Grade Status existed, even if Investment Grade Status subsequently ceases to exist. However, if Investment Grade Status subsequently ceases to exist, all Consolidated Capital Expenditures made as permitted by the foregoing clauses (i) and (ii) shall be taken into account in determining whether other Consolidated Capital Expenditures are permitted by this Section.

         SECTION 5.12. Investments. Neither the Borrower nor any Subsidiary will make or acquire any Investment in any Person, other than:

         (i)     Permitted Temporary Cash Investments;

         (ii) any Investment in a Person which is a Consolidated Subsidiary immediately after such Investment is made;

       (iii) any Debt of a buyer received as all or part of the consideration for an Asset Sale permitted by Section 5.15; and

         (iv) any other Investment if, immediately after such Investment is made, the aggregate original cost of all Investments made after March 31, 1994 pursuant to this clause (iv) does not exceed $20,000,000 (or its equivalent in foreign currencies).

         SECTION 5.13. Dividends and Common Stock Payments. (a) The Borrower will not declare any Common Stock Dividend and neither the Borrower nor any Subsidiary will make any Common Stock Payment unless, after giving effect to such declaration or Common Stock Payment, no Default shall have occurred and be continuing and either:

         (i) the aggregate amount of all Common Stock Dividends declared and Common Stock Payments made in the then current Fiscal Quarter will not exceed

    $1,250,000, as such amount may be adjusted from time to time pursuant to subsection (c) of this Section, or

        (ii) the aggregate amount of all Common Stock Dividends declared and all Common Stock Payments made in the then current Fiscal Quarter and the three immediately preceding Fiscal Quarters will not exceed 20% of the Adjusted Consolidated Net Income of the Borrower and its Consolidated Subsidiaries for the immediately preceding four Fiscal Quarters;

provided that the Borrower may declare Common Stock Dividends and the Borrower and its Subsidiaries may make Common Stock Payments at any time when Investment Grade Status exists without regard to the limitation in clause (i) or (ii) of this Section; but, if Investment Grade Status subsequently ceases to exist, Common Stock Dividends declared and Common Stock Payments made when Investment Grade Status existed shall be taken into account in determining whether other Common Stock Dividends may be declared or other Common Stock Payments may be made under this Section.

         (b) The Borrower will not declare any Common Stock Dividend more than 50 days before such Common Stock Dividend is payable.

         (c) If the number of outstanding shares of the Borrower's common stock changes during any Fiscal Quarter ending after March 31, 1994 (by reason of a conversion of outstanding preferred stock, a new issuance of common stock or otherwise), the amount specified in subsection (a)(i) of this Section (as such amount may theretofore have been adjusted pursuant to this subsection (c)) shall be adjusted for purposes of all subsequent Fiscal Quarters by multiplying such amount by a fraction of which the numerator is the number of shares of the Borrower's common stock outstanding at the end of such Fiscal Quarter and the denominator is the number of shares of the Borrower's common stock outstanding at the beginning of such Fiscal Quarter (adjusted to eliminate the effect of any stock split, stock dividend or reverse stock split during such Fiscal Quarter).

         SECTION 5.14. Limitation on Subsidiary Debt. The aggregate principal amount of all Debt of all Consolidated Subsidiaries (excluding (i) Debt existing on the Closing Date under the U.I.S. Financing Documents in an aggregate principal amount not greater than FF 484,452,000 and (ii) Intercompany Debt owed to the Borrower or to a Substantially Wholly-Owned Consolidated Subsidiary) will at no time exceed $50,000,000 (or its equivalent in foreign currencies). For purposes of this Section any preferred stock of a Consolidated Subsidiary held by a Person other than the Borrower or a Substantially Wholly-Owned Consolidated Subsidiary shall be included, at the higher of its voluntary or involuntary liquidation value, in the "Debt" of such Consolidated Subsidiary.

         SECTION 5.15. Asset Sales. (a) The Borrower will not, and will not permit any Subsidiary to, make any Asset Sale unless, after giving effect thereto, the aggregate consideration received or to be received for all Asset Sales during the then current Fiscal Year would not exceed:

          (i) in the case of the Fiscal Year ending December 31, 1994, $50,000,000;

         (ii) in the case of the Fiscal Year ending December 31, 1995, the sum of (A) $25,000,000 and (B) an amount (not to exceed an additional $25,000,000) equal to the unused portion of the $50,000,000 permitted by clause (i) above; and

        (iii)  in any subsequent Fiscal Year, $25,000,000;

provided that, without regard to the limitation in this subsection (a), the Borrower or any Subsidiary may (x) make or become legally obligated to make Asset Sales at any time when Investment Grade Status exists and (y) make any Asset Sale that it has become legally obligated to make at a time when Investment Grade Status existed, even if Investment Grade Status subsequently ceases to exist; but, if Investment Grade Status subsequently ceases to exist, all Asset Sales made as permitted by the foregoing clauses (x) and (y) shall be taken into account in determining whether other Asset Sales are permitted by this Section.

         (b) Whether or not Investment Grade Status exists, (i) the Borrower and its Subsidiaries will not sell, lease, transfer or otherwise dispose of all or any substantial part of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than the Borrower and its Subsidiaries and (ii) the Borrower will not sell, lease, transfer or otherwise dispose of all or any substantial part of its assets to any other Person; provided that this subsection (b) shall not apply to sales of inventory and used, surplus or worn-out equipment in the ordinary course of business.

         SECTION 5.16. Consolidations and Mergers. The Borrower will not consolidate or merge with or into any other Person; provided that the Borrower may merge with another Person if (A) the Borrower is the corporation surviving such merger and
(B) immediately after giving effect to such merger, no Default shall have occurred and be continuing.

         SECTION 5.17. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any Investment in, Guarantee any Debt of, lease, sell, transfer or otherwise dispose of any assets (tangible or intangible) to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate; provided that the foregoing provisions of this Section shall not prohibit (a) the Borrower from declaring or paying any lawful dividend permitted by Section 5.13; (b) the Borrower or any Subsidiary from paying compensation or providing benefits to any of its officers or directors in the ordinary course of business; (c) the Borrower or any Subsidiary from making sales to or purchases from any Affiliate and, in connection therewith, extending credit or making payments, or from making payments for services rendered by any Affiliate, if such sales or purchases are made or such services are rendered in the ordinary course of business and on terms and conditions comparable to the terms and conditions which would apply in a similar transaction with a Person not an Affiliate; (d) the Borrower or any Subsidiary from making payments of principal, interest and premium on any Debt of the Borrower or such Subsidiary held by an Affiliate if the terms of such Debt are substantially as favorable to the Borrower or such Subsidiary as the terms which could have been obtained at the time of the creation of such Debt from a lender which was not an Affiliate or (e) the Borrower or any Subsidiary from participating in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Affiliate if the Borrower or such Subsidiary participates in the ordinary course of its business and on a basis no less advantageous than the basis on which such Affiliate participates.

         SECTION 5.18. Prepayment of Other Debt. (a) The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, redeem, retire, purchase, acquire or otherwise make any payment in respect of any Debt (other than the Notes and Intercompany Debt) of the Borrower or any Subsidiary more than 21 days before the stated due date thereof, unless such payment is made with the net cash proceeds of (i) Debt specifically incurred for such purpose and containing terms and conditions substantially similar to or more favorable to the Borrower and the Banks than the Debt with respect to which such payment is made, (ii) common stock of the Borrower issued after March 31, 1994 or (iii) preferred stock of the Borrower issued after March 31, 1994 which is not subject to redemption, repurchase or other acquisition by the Borrower or any Subsidiary (except redemption or repurchase at the option of the Borrower) under any circumstances prior to March 31, 1997.

         (b) The Borrower will not, and will not permit any Subsidiary to, pay any amount under the North Haven Financing Documents more than 21 days before such payment is due; provided that the rent payable under the North Haven Lease on January 14, 1997 shall not be prepaid.

         (c) The Borrower will not, and will not permit any Subsidiary to, consent to or enter into any amendment, supplement, waiver or other modification of any agreement or instrument evidencing or governing any such Debt if the result of such modification would be, directly or indirectly, to permit a payment that would have been prohibited pursuant to this Section prior to such modification.

         SECTION 5.19. Other Existing Debt Documents. The Borrower will not, and will not permit any Subsidiary to, (i) consent or enter into any amendment, supplement, waiver or other modification of any of the Other Existing Debt Documents which would increase the amount of the payments to be made by the Borrower or any Subsidiary in connection therewith (except for reasonable and customary fees and expenses paid, currently or periodically, in connection with any such amendment, supplement, waiver or other modification) or would otherwise be materially adverse to the Borrower or any Subsidiary or to the Banks or (ii) directly or indirectly Guarantee the obligations of any Person under the North Haven Financing Documents.

         SECTION 5.20. Use of Proceeds. The Letters of Credit and the proceeds of the Loans will be used by the Borrower for general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U.

                                   ARTICLE VI

                                    DEFAULTS


         SECTION 6.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

         (a) the Borrower shall fail to pay (i) any principal of any Loan or any Reimbursement Obligation when due or (ii) any interest, fee, commission or other amount payable hereunder within two Domestic Business Days after the due date thereof;

         (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.07 to 5.20, inclusive, and such failure shall continue for two Domestic Business Days after the Required Banks shall have determined that such failure, if not cured within two Domestic Business Days, should be an Event of Default under this clause (b) and the Administrative Agent shall have given the Borrower written notice of such determination;

         (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause
    (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank;

         (d) any representation, warranty, certification or statement made by the Borrower or by a Responsible Officer in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made;

         (e) the Borrower or any Subsidiary shall fail to make any payment in respect of Material Financial Obligations when due or within any applicable grace period;

         (f) any event or condition shall occur which results in the acceleration of the maturity of Material Debt or enables the holders of Material Debt or any Person acting on such holders' behalf to accelerate the maturity thereof or permits the holders of Material Debt or any Person acting on such holders' behalf to terminate their commitments (if any) to renew, extend, refund or lend additional amounts of such Material Debt;

         (g) any event or condition shall occur which, with the giving of notice or lapse of time or both, would enable the holders of Material Debt or any Person acting on such holders' behalf to accelerate the maturity thereof or would permit the holders of Material Debt or any Person acting on such holders' behalf to terminate their commitments to renew, extend, refund or lend additional amounts of such Material Debt, and the Borrower shall fail to cure such event or condition for two Domestic Business Days after the Required Banks shall have determined that such event or condition, if not cured within two Domestic Business Days, should be an Event of Default under this clause (g) and the Administrative Agent shall have given the Borrower written notice of such determination;

         (h) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

         (i) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

         (j) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $10,000,000;

         (k) a judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 10 days; or

         (l) any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of 25% or more of the outstanding shares of common stock of the Borrower; or, during any period of twelve consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower; provided that such beneficial ownership or change in the Borrower's directors, as the case may be, shall continue for two Domestic Business Days after the Required Banks shall have determined that it should be an Event of Default under this clause (l) and the Administrative Agent shall have given the Borrower written notice of such determination;

then, and in every such event, the Administrative Agent shall (i) if requested by Banks having more than 60% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Banks holding Notes evidencing more than 60% in aggregate outstanding principal amount of the Loans, by notice to the Borrower declare the Notes and any Reimbursement Obligations (together with all accrued interest thereon and all accrued fees, commissions and other amounts payable by the Borrower hereunder) to be, and the same shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (h) or (i) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Notes and Reimbursement Obligations (together with all accrued interest thereon and all accrued fees, commissions and other amounts payable by the Borrower hereunder) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

         SECTION 6.02. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof. The Administrative Agent shall give notice to the Borrower under clause (b), (g) or
(l) of Section 6.01 promptly upon being requested to do so by the Required Banks and shall thereupon notify all the Banks thereof. If the Borrower fails to pay when due any principal, interest, fee or commission payable to the Administrative Agent for the account of the Banks and such payment default is not cured before the end of the first Domestic Business Day after the day on which such payment was due, the Administrative Agent shall notify each Bank of such payment default during the second Domestic Business Day after the date on which such payment was due.

         SECTION 6.03. Notice of Termination. Promptly upon any termination of the Commitments, the Administrative Agent will notify each Bank and Issuing Bank thereof.

                                  ARTICLE VII

                                   THE AGENTS


         SECTION 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes each of the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

         SECTION 7.02. Agents and Affiliates. Each of Morgan and NationsBank shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not an Agent hereunder. Each of Morgan and NationsBank (and their respective affiliates) may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not an Agent hereunder.

         SECTION 7.03. Action by Agents. Neither of the Agents shall have any duties or responsibilities hereunder, except those expressly set forth herein, or any fiduciary relationship with any of the Banks, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into or inferred from this Agreement or otherwise exist against either of the Agents. Without limiting the generality of the foregoing, neither of the Agents shall (i) be required to take any action with respect to any Default, except in the case of the Administrative Agent as expressly provided in Article VI, or (ii) except for notices, reports and other documents expressly required to be furnished to the Banks hereunder, have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower which may come into the possession of such Agent or any of its affiliates.

         SECTION 7.04. Consultation with Experts; Attorneys in Fact. Either of the Agents may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and neither of the Agents shall be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts. Either of the Agents may execute any of its duties under this Agreement by or through agents or attorneys-in-





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
fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither of the Agents shall be responsible to the Banks for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

         SECTION 7.05. Liability of Agents. None of the Agents, their respective affiliates and their respective directors, officers, agents or employees shall be liable for any action taken or not taken in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. None of the Agents, their respective affiliates and their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder or any issuance or extension of a Letter of Credit hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower or the properties, books or records of the Borrower or its Subsidiaries; (iii) the satisfaction of any condition specified in Article III, except, in the case of the Documentation Agent, receipt of items required to be delivered to it; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. Neither of the Agents shall incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

         SECTION 7.06. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify each of the Agents, their respective affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower and without limiting any obligation of the Borrower to do so) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability that such indemnitee may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitee hereunder (but, in the case of the Agents, only actions taken or omitted in their capacities as the Agents hereunder); provided that the Banks shall not be obligated to indemnify any Agent or affiliate (or their respective directors, officers, agents and employees) under this Section for (i) such Agent's or affiliate's own gross negligence or willful misconduct or (ii) such Agent's breach of its contractual obligations to the Banks (or any of them) under this Agreement.





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
         SECTION 7.07. Credit Decision. Each Bank acknowledges that none of the Agents, the Arrangers or their respective affiliates has made any representations or warranties to such Bank and that no act by any Agent or Arranger hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by such Agent or Arranger to such Bank. Each Bank acknowledges that it has, independently and without reliance upon either of the Agents, any of the Arrangers or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon either of the Agents, any of the Arrangers or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

         SECTION 7.08. Successor Agents. Either of the Agents may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor to such Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as an Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent hereunder.

         SECTION 7.09. Administrative Agent's Fee. The Borrower shall pay to the Administrative Agent for its own account fees and expenses in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.

         SECTION 7.10. Arrangers. None of the Arrangers shall have any responsibility, obligation or liability under this Agreement.





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                                  ARTICLE VIII

                            CHANGE IN CIRCUMSTANCES


         SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Fixed Rate Loan:

         (a) the Administrative Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

         (b) Banks having 50% or more of the aggregate principal amount of the affected Loans advise the Administrative Agent that the Adjusted CD Rate or the Adjusted London Interbank Offered Rate, as the case may be, as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their CD Loans or Euro-Dollar Loans, as the case may be, for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make CD Loans or Euro-Dollar Loans, as the case may be, or to convert outstanding Loans into CD Loans or Euro-Dollar Loans, as the case may be, shall be suspended and (ii) each outstanding CD Loan or Euro-Dollar Loan, as the case may be, shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

         SECTION 8.02. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

         SECTION 8.03. Increased Cost and Reduced Return. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding
(i) with respect to any CD Loan any such requirement included in an applicable Domestic Reserve Percentage and (ii) with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment (excluding, with respect to any CD Loan, any such requirement reflected in an applicable Assessment Rate) or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

         (b) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Issuing Bank or any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against or with respect to letters of credit or participations in letters of credit or shall impose on any Issuing Bank or any Bank (or its Applicable Lending Office) any other condition regarding any Letter of Credit, any Issuing Bank's obligation to issue any Letter of Credit or make any payment under any Letter of Credit, or any Bank's obligation to pay any Issuing Bank its ratable share of any drawing under any Letter of Credit, and the result of any of the foregoing is to increase the cost to such Issuing Bank or such Bank (or its Applicable Lending Office) of issuing or maintaining any Letter of Credit or participating therein or making any payment under any Letter of Credit, or to reduce the amount of any sum received or receivable by such Issuing Bank or such Bank (or its Applicable Lending Office) under this Agreement by an amount deemed by such Issuing Bank or such Bank to be material, then, within 15 days after demand by such Issuing Bank or such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Issuing Bank or such Bank such additional amount or amounts as will compensate such Issuing Bank or such Bank for such increased cost or reduction.

         (c) If any Bank (including for this purpose any Issuing Bank) shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder or under any Letter of Credit to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

         (d) Each Bank (including for this purpose any Issuing Bank) will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

         SECTION 8.04. Taxes. (a) For purposes of this Section 8.04, the following terms have the following meanings:

         "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Bank, each Issuing Bank and each Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank, Issuing Bank or Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank and each Issuing Bank, any

United States withholding tax imposed on such payments but only to the extent that such Bank or such Issuing Bank is subject to United States withholding tax at the time such Bank or such Issuing Bank first becomes a party to this Agreement.

         "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

         (b) Any and all payments by the Borrower to or for the account of any Bank, Issuing Bank or Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank, Issuing Bank or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in
Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

         (c) The Borrower agrees to indemnify each Bank, Issuing Bank and Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank, Issuing Bank or Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank, Issuing Bank or Agent (as the case may be) makes written demand therefor.

         (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the

Borrower with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts such Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

         (e) For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form as required by Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.04(b) or (c) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

         (f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.04, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

         SECTION 8.05. Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its CD Loans or Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

         (a) all Loans which would otherwise be made by such Bank as (or continued as or converted into) CD Loans or Euro-Dollar Loans, as the case may be, shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks), and

         (b) after each of its CD Loans or Euro-Dollar Loans, as the case may be, has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Base Rate Loans instead.

If such Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a CD Loan or Euro-Dollar Loan, as the case may be, on the first day of the next succeeding Interest Period applicable to the related CD Loans or Euro-Dollar Loans of the other Banks.



                                   ARTICLE IX

                                 MISCELLANEOUS


         SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or either of the Agents, at its address, facsimile number or telex number set forth on the signature pages hereof, (y) in the case of any Bank, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (z) in the case of any party, at such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received,
(ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.

         SECTION 9.02. No Waivers. No failure or delay by either of the Agents or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 9.03.  Expenses; Indemnification.  (a)  The Borrower shall pay
(i) the fees and disbursements of special counsel for the Documentation Agent incurred on or prior to the Closing Date in connection with the preparation of this Agreement, (ii) all out-of-pocket expenses incurred by the Documentation Agent after the Closing Date, including fees and disbursements of its special counsel, in connection with post-closing distribution of documents and any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (iii) if an Event of Default occurs, all out-of-pocket expenses incurred by each Agent (including fees and disbursements of their respective special counsel) in connection with such Event of Default and by each Agent and each Bank, including (without duplication) the fees and disbursements of counsel (including allocated costs of internal counsel), in connection with collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

         (b) The Borrower agrees to indemnify each of the Agents, each of the Arrangers, each Issuing Bank and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder or any Letter of Credit; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

         SECTION 9.04. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to (i) any Note held by it and (ii) its participation in any Reimbursement Obligation (collectively, its "Relevant Debt") which is greater than the proportion received by any other Bank in respect of the Relevant Debt of such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Relevant Debt of the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Relevant Debt of the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than the Relevant Debt of such Bank.

         SECTION 9.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of any Agent or Issuing Bank are affected thereby, by such Agent or Issuing Bank, as the case may be); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all the Banks) or subject any Bank to any additional obligation,
(ii) forgive all or any portion of the principal of or interest on, or reduce the rate of interest on, any Loan or any Reimbursement Obligation or forgive or reduce any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any Reimbursement Obligation or any fees hereunder or for the termination of the Commitments, (iv) change any provision of this Section 9.05 or (v) change the percentage of the Commitments, the Total Exposures or the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement; and provided further that (x) Exhibit F hereto may be amended as provided in
Section 4.09 and (y) clause (ii) of this Section shall not apply to any amendment pursuant to Section 1.02 for the purpose of eliminating the effect of any change in GAAP.

         SECTION 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all the Banks.

         (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment, any or all of its Loans or its participation in any or all of the Letters of Credit or outstanding Reimbursement Obligations; provided that no Bank may grant any such participating interest to a business competitor of the Borrower. In the event of any such grant by a Bank of a participating interest to a Participant, such Bank shall notify the Borrower and the Administrative Agent thereof, but such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower, the Issuing Banks and the Agents shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

         (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part (equivalent to an initial Commitment of not less than $5,000,000) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Administrative Agent and the Issuing Banks, which shall not be unreasonably withheld; provided that (i) if an Assignee is an affiliate of such transferor Bank or was a Bank immediately prior to such assignment, no such consent shall be required and (ii) no Bank shall make any such assignment to a business competitor of the Borrower. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,500. If the Assignee is not incorporated under the laws of the United States or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

         (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

         (e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

         SECTION 9.07. Confidentiality. Each Bank agrees to use its reasonable efforts (consistent with its established procedures, if reasonable) to (i) keep confidential all non-public information received by it from the Borrower which has been identified (or may from time to time be identified) as "confidential" by the Borrower in writing (herein called "Confidential Information") and (ii) not disclose, or cause to be disclosed, such Confidential Information to third parties or use such Confidential Information competitively against the Borrower or in violation of federal securities laws; provided that the provisions of this Section shall not apply to any Confidential Information that becomes generally available to the public other than as a result of a disclosure or other action or omission by any of the Banks or any of their respective affiliates. Any Bank may disclose Confidential Information to any prospective permitted transferee of any of its interests hereunder if such permitted transferee shall, prior to such disclosure, agree in writing for the benefit of the Borrower to hold such Confidential Information confidential subject to the terms of this Section. Each Bank may disclose Confidential Information as required by any applicable law, governmental rule or governmental regulation or by court order or by any governmental authority or as such Bank may reasonably deem necessary or desirable in its dealings with any governmental authority. Each Bank may disclose Confidential Information (x) to its Parent, its legal counsel or its independent auditors who agree to hold such Confidential Information confidential subject to the terms set forth in this Section (and each Bank agrees to use its reasonable efforts (consistent with its established procedures, if reasonable) to ensure that each Person to whom it makes disclosure pursuant to this sentence shall keep such Confidential Information confidential on such terms) or (y) in the course of any litigation relating to this Agreement if such Bank is a party to such litigation. Each Bank may also disclose Confidential Information to its directors, trustees, employees, agents, attorneys and accountants who would ordinarily have access to such data and information in the normal course of the performance of their duties. Notwithstanding anything in the foregoing to the contrary, no Bank shall be liable to the Borrower or any other Person for damages arising from the disclosure of Confidential Information despite compliance by such Bank with this Section.

         SECTION 9.08. Collateral. Each of the Banks represents to the Agents and the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

         SECTION 9.09. Governing Law; Submission to Jurisdiction. This Agreement, each Note and each Letter of Credit (except Letters of Credit to the extent therein stated to be governed by the Uniform Customs and Practice for Documentary Credits issued by the International Chamber of Commerce, Publication No. 500 (1993 revision)) shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such State. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

         SECTION 9.10. Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Documentation Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Documentation Agent in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

         SECTION 9.11. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENTS, THE ISSUING BANKS AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 9.12. COMMERCIAL TRANSACTION; WAIVER OF RIGHTS. THE BORROWER ACKNOWLEDGES THAT THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY CONSTITUTE COMMERCIAL TRANSACTIONS WITHIN THE MEANING OF SECTION 52-278A OF THE CONNECTICUT GENERAL STATUTES. THE BORROWER EXPRESSLY WAIVES ANY AND ALL RIGHTS TO PRIOR NOTICE AND A PRIOR HEARING IN CONNECTION WITH ANY PREJUDGMENT REMEDY AVAILABLE TO THE BANKS, THE ISSUING BANKS OR THE AGENTS UNDER SECTIONS 52-278A TO 52-278G, INCLUSIVE, OF THE CONNECTICUT GENERAL STATUTES AND ANY AND ALL CONSTITUTIONAL RIGHTS WITH RESPECT TO SUCH PRIOR NOTICE AND HEARING. THE FOREGOING WAIVER DOES NOT AFFECT THE BORROWER'S RIGHTS TO A SUBSEQUENT NOTICE AND HEARING.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                              UNITED STATES SURGICAL CORPORATION



                              By:  /s/ Richard A. Douville
                                   ---------------------------
                                   Title: Vice President and Treasurer
                                   150 Glover Avenue
                                   Norwalk, Connecticut 06877
                                   Attn: Treasurer
                                   Facsimile number: (203) 845-0315
                                                     (203) 845-4085


                              MORGAN GUARANTY TRUST COMPANY
                                OF NEW YORK



                              By: /s/ Linda M. Assante
                                  ----------------------------
                                  Title: Associate



                              BANK OF AMERICA NATIONAL TRUST
                                AND SAVINGS ASSOCIATION



                              By: /s/ Wendy L. Loring
                                  ----------------------------
                                  Title: Vice President



                              NATIONSBANK OF NORTH CAROLINA,
                                NATIONAL ASSOCIATION



                              By: /s/ Steven Schneider
                                  ----------------------------
                                  Title: Vice President

                              CREDITANSTALT CORPORATE FINANCE, INC.



                              By: /s/ Gregory Mathis
                                  ----------------------------
                                  Title: Vice President



                              By: /s/ Vern Christianson
                                  ----------------------------
                                  Title: Vice President



                              SHAWMUT BANK CONNECTICUT, N.A.



                              By: /s/ Robert J. Marcinek
                                  ----------------------------
                                  Title: Vice President



                              THE BANK OF NEW YORK



                              By: /s/ David Judge
                                  ----------------------------
                                  Title: Vice President



                              BANK OF BOSTON CONNECTICUT



                              By: /s/ W. Lincoln Schoff Jr.
                                  ---------------------------
                                  Title: Director



                              CHASE MANHATTAN BANK, N.A.



                              By: /s/ Gaspare Galante Jr.
                                  -----------------------------
                                  Title: Second Vice President

                              CONTINENTAL BANK



                              By: /s/ Kathryn N. Robinson
                                  -----------------------------
                                  Title: Vice President



                              CIBC, INC.



                              By: /s/ Douglas J. Smith
                                  ----------------------------
                                  Title: Vice President



                              COOPERATIEVE CENTRALE
                                RAIFFEISEN-BOERENLEENBANK,
                                B.A. "RABOBANK NEDERLAND",
                                NEW YORK BRANCH



                              By: /s/ Johannes F. Breukhoven
                                  ----------------------------
                                  Title: Vice President

                              By: /s/ Ian Reece
                                  ----------------------------
                                  Title: Vice President & Manager




                              CORESTATES BANK, N.A.



                              By: /s/ Brian M. Haley
                                  ----------------------------
                                  Title: Assistant Vice President



                              BAYERISCHE VEREINSBANK AG,
                                NEW YORK BRANCH



                              By: /s/ Domenick DeGiorgio
                                  ----------------------------
                                  Title: Assistant Vice President


                              By: /s/ David Fischbein
                                  ----------------------------
                                  Title: Senior Vice President

                              COMMERZBANK AKTIENGESELLSCHAFT
                               NEW YORK AND GRAND CAYMAN BRANCHES


                              By: /s/ Juergen Boysen
                                  ----------------------------
                                  Title: Senior Vice President



                              By: /s/ Christian Jagenberg
                                  -----------------------------
                                  Title: Vice President



                              FLEET BANK, N.A.



                              By: /s/ William Theriault
                                  ----------------------------
                                  Title: Vice President



                              THE DAI-ICHI KANGYO BANK, LTD.



                              By: /s/ Andres Pantelli
                                  ----------------------------
                                  Title: Vice President



                              THE MITSUBISHI BANK, LIMITED
                              (acting through its New York Branch)



                              By: /s/ Monica Sheehan
                                  ----------------------------
                                  Title: Vice President



                              PNC BANK, NATIONAL ASSOCIATION



                              By: /s/ Nancy Goldman
                                  ----------------------------
                                  Title: Vice President

                              SOCIETE GENERALE,
                                NEW YORK BRANCH



                              By: /s/ Jan Wertlieb
                                  ----------------------------
                                  Title: Vice President



                              WESTDEUTSCHE LANDESBANK
                                GIROZENTRALE



                              By: /s/ Cynthia M. Niesen
                                  ----------------------------
                                  Title: Vice President



                              By: /s/ Karen E. Hoplock
                                  ----------------------------
                                  Title: Associate


                              BANCA POPOLARE DI MILANO



                              By: /s/ Fulvio Montanari
                                  ----------------------------
                                  Title: Vice President

                              By: /s/ Esperanza Quintero
                                  ----------------------------
                                  Title: Vice President


                              CREDIT SUISSE



                              By: /s/ Kristina Catlin
                                  -----------------------------
                                  Title: Associate

                              By: /s/ Lynn Allegaert
                                  -----------------------------
                                  Title: Member of Senior Management

                              BANQUE NATIONALE DE PARIS



                              By: /s/ Eric Vigne
                                  ----------------------------
                                  Title: Senior Vice President

                              By: /s/ Nuala Marley
                                  ----------------------------
                                  Title: Vice President



                              NATIONSBANK OF NORTH CAROLINA,
                                NATIONAL ASSOCIATION, as
                                  Issuing Bank



                              By:  /s/ Steven Schneider
                                   ----------------------------
                                   Title: Senior Vice President



                              THE BANK OF NEW YORK, as
                                Issuing Bank



                              By:  /s/ David Judge
                                   ----------------------------
                                   Title: Vice President



                              MORGAN GUARANTY TRUST COMPANY OF
                                NEW YORK, as Documentation Agent



                              By:  /s/ Linda M. Assante
                                   ----------------------------
                                   Title: Associate
                                   60 Wall Street
                                   New York, New York 10260
                                   Attention:  Michael Leder,
                                               Vice President
                                   Facsimile number:  (212) 648-5018

                              NATIONSBANK OF NORTH
                              CAROLINA, NATIONAL ASSOCIATION
                              as Administrative Agent



                              By: /s/ Steven Schneider
                                  ----------------------------
                                  Title: Senior Vice President
                                  NationsBank Plaza
                                  NC 1002-06-19
                                  Charlotte, North Carolina 28255
                                  Attention:  Agency Services,
                                              Mr. David Buck
                                  Facsimile number: (704) 386-9923

                              COMMITMENT SCHEDULE



Bank or Institution                       Commitment
- - -------------------                       ----------
Morgan Guaranty Trust Company
  of New York                             $ 39,647,210.17

Bank of America National Trust
  and Savings Association                 $ 39,647,210.17

NationsBank of North Carolina,
  National Association                    $ 31,717,768.14

Creditanstalt Corporate Finance, Inc.     $ 26,431,473.44

Shawmut Bank Connecticut, N.A.            $ 26,431,473.44

The Bank of New York                      $ 20,000,000.00

Bank of Boston Connecticut                $ 18,502,031.41

Chase Manhattan Bank, N.A.                $ 18,502,031.41

Continental Bank                          $ 18,502,031.41

CIBC, Inc.                                $ 15,858,884.07

Cooperatieve Centrale
  Raiffeisen-Boerenleenbank,
  B.A. "Rabobank Nederland",
  New York Branch                         $ 15,000,000.00

Corestates Bank, N.A.                     $ 13,380,933.43

Bayerische Vereinsbank AG,
  New York Branch                         $ 13,215,736.72

Commerzbank Aktiengesellschaft            $ 13,215,736.72

Fleet Bank, N.A.                          $ 13,215,736.72

The Dai-Ichi Kangyo Bank, Ltd.            $ 10,572,589.38

The Mitsubishi Bank, Limited              $ 10,572,589.38

PNC Bank, National Association            $ 10,572,589.38

Societe Generale, New York Branch         $ 10,572,589.38

Westdeutsche Landesbank
  Girozentrale                            $ 10,572,589.38

Banca Popolare di Milano                  $  8,000,000.00

Credit Suisse                             $  7,939,353.84

Banque Nationale de Paris                 $  7,929,442.03
                                          ---------------

    Total                                 $400,000,000.00
                                          ===============

                                PRICING SCHEDULE



         Subject to the provisions of Section 2.05(h), the "Base Rate Margin", "Euro-Dollar Margin", "CD Margin", "LC Commission Rate" and "Commitment Fee Rate" for any day are the respective rates per annum set forth below in the applicable row under the column corresponding to the Pricing Level that is applicable on such day:


                         ------------------------------------------------------------------------------
                         Level         Level         Level        Level           Level          Level
                           I            II           III           IV               V             VI
                         ------------------------------------------------------------------------------
  Base Rate Margin           0%            0%            0%         .50%            .75%          1.00%
  -----------------------------------------------------------------------------------------------------
  Euro-Dollar              .50%          .75%         1.00%        1.25%           1.50%          2.00%
  Margin
  -----------------------------------------------------------------------------------------------------
  CD Margin               .625%         .875%        1.125%       1.375%          1.625%         2.125%
  LC Commission Rate       .50%          .75%         1.00%        1.25%           1.50%          2.00%
  -----------------------------------------------------------------------------------------------------
  Commitment Fee Rate     .175%         .225%         .275%       .3125%           .375%           .50%
  -----------------------------------------------------------------------------------------------------


         For purposes of this Pricing Schedule, the following terms have the following meanings:

         "Level I Pricing" applies on any day during any Pricing Period if the Pricing Ratio for such Pricing Period is less than or equal to 2.0.

         "Level II Pricing" applies on any day during any Pricing Period if the Pricing Ratio for such Pricing Period is greater than 2.0 but less than or equal to 3.0.

         "Level III Pricing" applies on any day during any Pricing Period if the Pricing Ratio for such Pricing Period is greater than 3.0 but less than or equal to 4.0.

         "Level IV Pricing" applies (i) during the period from and including the Closing Date to but excluding November 15, 1994 and (ii) thereafter on any day during any

Pricing Period if the Pricing Ratio for such Pricing Period is greater than 4.0 but less than or equal to 6.0.

         "Level V Pricing" applies on any day during any Pricing Period if the Pricing Ratio for such Pricing Period is greater than 6.0 but less than or equal to 8.5.

         "Level VI Pricing" applies on any day if none of Level I Pricing, Level II Pricing, Level III Pricing, Level IV Pricing or Level V Pricing applies on such day.

         "Pricing Level" refers to the determination of which of Level I Pricing, Level II Pricing, Level III Pricing, Level IV Pricing, Level V Pricing or Level VI Pricing applies on any day.

         "Pricing Period" means a period from and including the 46th day after the end of any Fiscal Quarter to and including the 45th day after the end of the next succeeding Fiscal Quarter; provided that the first Pricing Period shall begin on November 15, 1994.

         "Pricing Ratio" for any Pricing Period means the ratio of (i) Consolidated Debt at the end of the Prior Fiscal Quarter to (ii) Consolidated EBITDA for the period of four consecutive Fiscal Quarters then ended; provided that, for purposes of determining the Pricing Ratio for the Pricing Period commencing on November 15, 1994, the amount in clause (ii) of this definition shall be determined by multiplying Consolidated EBITDA for the period of three consecutive Fiscal Quarters ending on September 30, 1994 by 4/3.

         "Prior Fiscal Quarter" for any Pricing Period means the Fiscal Quarter ended 46 days before such Pricing Period begins.

                                                                     EXHIBIT A

                                      NOTE

                                                              New York, New York
                                                                        , 19


         For value received, United States Surgical Corporation, a Delaware corporation (the "Borrower"), promises to pay to the order of

(the "Bank"), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of NationsBank of North Carolina, National Association, NationsBank Corporate Center, Charlotte, North Carolina.

         All Loans made by the Bank, the respective types thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, any other schedule attached hereto or on a continuation of any such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

         This note is one of the Notes referred to in the Credit Agreement dated as of June 27, 1994 among the Borrower, the banks party thereto, Morgan Guaranty Trust Company of New York, as Documentation Agent, and NationsBank of North Carolina, National Association, as Administrative Agent (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the mandatory and optional prepayment hereof and the acceleration of the maturity hereof.

                     UNITED STATES SURGICAL CORPORATION


                     By
                       ------------------------
                        Title:

                        LOANS AND PAYMENTS OF PRINCIPAL



- - ------------------------------------------------------------------
                                          Amount of
             Amount of       Type of      Principal    Notation
   Date      Loan            Loan         Repaid       Made By
- - ------------------------------------------------------------------
- - ------------------------------------------------------------------
- - ------------------------------------------------------------------
- - ------------------------------------------------------------------
- - ------------------------------------------------------------------
- - ------------------------------------------------------------------
- - ------------------------------------------------------------------
- - ------------------------------------------------------------------
- - ------------------------------------------------------------------
- - ------------------------------------------------------------------
- - ------------------------------------------------------------------
- - ------------------------------------------------------------------
- - ------------------------------------------------------------------
- - ------------------------------------------------------------------
- - ------------------------------------------------------------------
- - ------------------------------------------------------------------
- - ------------------------------------------------------------------

                                                                       EXHIBIT B



                                   OPINION OF
                            COUNSEL FOR THE BORROWER





To the Banks and the Agents
  Referred to Below
c/o Morgan Guaranty Trust Company of New York,
  as Documentation Agent
60 Wall Street
New York, New York

Dear Sirs:

             I have acted as counsel for United States Surgical Corporation (the "Borrower") in connection with the Credit Agreement (the "Credit Agreement") dated as of June 27, 1994 among the Borrower, the banks party thereto, Morgan Guaranty Trust Company of New York, as Documentation Agent, and NationsBank of North Carolina, National Association, as Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined. This opinion is being rendered to you at the request of my client pursuant to
Section 3.01(b) of the Credit Agreement.

             I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

             Upon the basis of the foregoing, I am of the opinion that:

             1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

             2. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

             3. The Credit Agreement constitutes a valid and binding agreement of the Borrower and each Note constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

             4. There is no action, suit or proceeding pending against, or to the best of my knowledge threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to result in an adverse decision that would materially adversely affect the business, financial position, operations or properties of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity or enforceability of the Credit Agreement or the Notes.

             5. Each of the Borrower's active corporate Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                               Very truly yours,

                                                                       EXHIBIT C




                                   OPINION OF
                     DAVIS POLK & WARDWELL, SPECIAL COUNSEL
                            FOR THE DOCUMENTATION AGENT





To the Banks and the Agents
  Referred to Below
c/o Morgan Guaranty Trust Company of New York,
  as Documentation Agent
60 Wall Street
New York, New York

Dear Sirs:

             We have participated in the preparation of the Credit Agreement (the "Credit Agreement") dated as of June 27, 1994 among United States Surgical Corporation, a Delaware corporation (the "Borrower"), the banks party thereto (the "Banks"), Morgan Guaranty Trust Company of New York, as Documentation Agent (the "Documentation Agent"), and NationsBank of North Carolina, National Association, as Administrative Agent, and have acted as special counsel for the Documentation Agent for the purpose of rendering this opinion pursuant to
Section 3.01(c) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

             We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

             Upon the basis of the foregoing, we are of the opinion that, assuming that the execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the Borrower's corporate powers and have been duly authorized by all necessary corporate action, the Credit Agreement constitutes a valid and binding agreement of the Borrower and the Notes constitute valid and binding obligations of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

             We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect.

             This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

                                               Very truly yours,

                                                                       EXHIBIT D



                      ASSIGNMENT AND ASSUMPTION AGREEMENT




             AGREEMENT dated as of _________, 19__ among [ASSIGNOR] (the "Assignor"), [ASSIGNEE] (the "Assignee"), the issuing banks listed on the signature pages hereof (the "Issuing Banks") and NATIONSBANK OF NORTH CAROLINA, NATIONAL ASSOCIATION, as Administrative Agent (the "Administrative Agent").


                              W I T N E S S E T H


             WHEREAS, this Assignment and Assumption Agreement (the "Agreement") relates to the Credit Agreement dated as of June 27, 1994 among the United States Surgical Corporation, the Assignor and the other Banks party thereto, Morgan Guaranty Trust Company of New York, as Documentation Agent, and the Administrative Agent (as amended from time to time, the "Credit Agreement");

             WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower and participate in Letters of Credit issued for the account of the Borrower in an aggregate principal amount at any time outstanding not to exceed $__________;

             WHEREAS, Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ and Letters of Credit issued for the account of the Borrower in which the Assignor has participations in the aggregate amount of $___________ are outstanding at the date hereof; and

             WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the "Assigned Amount"), together with a corresponding portion of its outstanding Loans and participations in Letters of Credit, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

             NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

             SECTION 1. Definitions. All capitalized terms not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

             SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the outstanding principal amount of the Loans made by the Assignor and the participations in Letters of Credit and outstanding Reimbursement Obligations (if any) held by the Assignor at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, the Issuing Banks and the Administrative Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor shall be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee.
The assignment provided for herein shall be without recourse to the Assignor.

             SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof, in Federal funds or other immediately available funds, the amount heretofore agreed between them.* It is understood that commitment fees and/or Letter of Credit commissions accrued to the date hereof are for the account of the Assignor and such fees and commissions accruing from and including the date hereof in respect of the Assigned Amount are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any





- - -----------------------------------

         *Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee.

amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

             SECTION 4. Consent of the Administrative Agent and the Issuing Banks. This Agreement is conditioned upon the consent of the Administrative Agent and the Issuing Banks pursuant to Section 9.06(c) of the Credit Agreement. The execution of this Agreement by the Administrative Agent and the Issuing Banks is evidence of this consent.

             SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower under the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

             SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

             SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

             IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.


                              [ASSIGNOR]


                              By
                                -------------------------
                                Title:

                              [ASSIGNEE]


                              By
                                -------------------------
                                Title:


                              [ISSUING BANK]


                              By
                                -------------------------
                                Title:


                              [ISSUING BANK]


                              By
                                -------------------------
                                Title:


                              NATIONSBANK OF NORTH CAROLINA,
                                NATIONAL ASSOCIATION,
                                as Administrative Agent


                              By
                                -------------------------
                                Title:

                                                                       EXHIBIT E




                         Calculation of Funding Losses


             The following formula shall be used to calculate compensation for a funding loss (a "Funding Loss") due to a Bank under Section 2.12 in the event of a prepayment or conversion or a failure to borrow or to prepay a Fixed Rate Loan of such Bank:

                              (CR - RR) x PA x DR
             FL      =        -------------------  +  AF
                                      360

             FL      =        Funding Loss
             CR      =        Contract Rate
             RR      =        Reinvestment Rate
             PA      =        Principal Amount
             DR      =        Days Remaining
             AF      =        Administrative Fee

             "Administrative Fee" means the administrative fee usually charged by such Bank, not to exceed $250.

             "Contract Rate" means, with respect to any such Fixed Rate Loan, the London Interbank Offered Rate or CD Base Rate applicable thereto, expressed as a decimal.

             "Days Remaining" means, with respect to any such Fixed Rate Loan,
(i) if prepaid or converted, the number of days in the period from and including the date of such prepayment to but excluding the last day of the applicable Interest Period and (ii) if not borrowed or not prepaid, the number of days in the applicable Interest Period.

             "Principal Amount" means, with respect to any such Fixed Rate Loan, the principal amount thereof being prepaid or converted or not borrowed or not prepaid, as applicable.

             "Reinvestment Rate" means, with respect to any such Fixed Rate Loan, a rate per annum (expressed as a decimal) reasonably determined by such Bank to be the rate at which an amount approximately equal to the Principal Amount thereof could be reinvested in the relevant interbank market on the date prepaid or converted or not borrowed or not prepaid, as applicable, for a period of time comparable to the applicable Days Remaining.

                                                                       EXHIBIT F



                         BORROWER'S ACTIVE SUBSIDIARIES


Name                                                        Jurisdiction of Incorporation
- - ----                                                        -----------------------------
ASE Partners SNC                                            France
Auto Suture (Austria) GmbH                                  Austria
Auto Suture Belgium B.V.                                    The Netherlands
Auto Suture Company, Australia                              Connecticut
Auto Suture Company, Canada                                 Connecticut
Auto Suture Company, Netherlands                            Connecticut
Auto Suture Company, U.K.                                   Connecticut
Auto Suture (Deutschland) GmbH                              Germany
Auto Suture Eastern Europe, Inc.                            Delaware
Auto Suture Espana, S.A.                                    Spain
Auto Suture Europe Realty Co.                               Connecticut
Auto Suture Europe S.A.                                     France
Auto Suture European Services
 Center, S.A.                                               France
Auto Suture FSC Ltd.                                        U.S. Virgin Islands
Auto Suture Holdings Pty Limited                            Australia
Auto Suture Instruments (A.S.I.)                            Russia
Auto Suture International, Inc.                             Connecticut
Auto Suture Italia, S.p.A.                                  Italy
Auto Suture Norden Co.                                      Connecticut
Auto Suture Puerto Rico, Inc.                               Connecticut
Auto Suture Russia, Inc.                                    Delaware
Auto Suture (Schweiz) AG                                    Switzerland
Auto Suture U.K. Limited                                    England
Elite Surgical Products Corporation                         Connecticut
Merlin Medical S.A.                                         France
Surgical Service Corporation                                Maryland
USSC AG                                                     Switzerland
USSC (Deutschland) GmbH                                     Germany
USSC Medical AG                                             Switzerland
USSC Medical GmbH                                           Germany
U.S.S.C. Puerto Rico, Inc.                                  New York

                                                                       EXHIBIT G



                              DISCLOSURE DOCUMENTS

1. Borrower's 1993 Form 10-K

2. Borrower's Latest Form 10-Q (for quarter ended March 31, 1994)

3. DECS Offering Memorandum dated March 21, 1994

4. Syndicated Bank Facility Invitation Letter dated May 11, 1994 (including 975
      Case)

5. Revised Bank Outstandings List distributed on 5/11/94

                                                                       EXHIBIT H



                          EXISTING LIENS SECURING DEBT


1. A lien on improved real property in Elancourt, France, securing payment of an aggregate principal amount, at March 31, 1994, of FF 484,452,000, owing under the U.I.S. Financing Documents.

2. North Haven Notes in the aggregate principal amount of $300,000,000 are secured by a Lien on the facility (including improvements thereto) leased by the Borrower under the North Haven Lease.

3. Other Liens which may exist on miscellaneous property of the Borrower and its Subsidiaries securing obligations which, in the aggregate, do not exceed $5,000,000. The Responsible Officers do not, at June 27, 1994, have specific knowledge of any such Lien.